                                                                    EXHIBIT 2.01


                                                             [Execution Version]

                                                                    CONFIDENTIAL

                                            SUBJECT TO CONFIDENTIALITY AGREEMENT

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                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG



                         QUINTILES TRANSNATIONAL CORP.,

                             QUINTILES BERMUDA LTD.,

                           QUINTILES IRELAND LIMITED,

                        BIOGLAN PHARMACEUTICALS COMPANY,

                                       AND

                          BRADLEY PHARMACEUTICALS, INC.

                                  JUNE 8, 2004






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

                                TABLE OF CONTENTS

1.  DEFINITIONS............................................................... 1

2.  ASSETS TO BE PURCHASED.................................................... 8

         2.1  Purchased Assets................................................ 8

         2.2  Excluded Assets................................................. 9

         2.3  Purchase Price................................................. 10

         2.4  Assumption of Liabilities...................................... 11

         2.5  Closing........................................................ 12

         2.6  Sales, Use and Other Taxes..................................... 12

         2.7  Assignability.................................................. 12

         2.8  Purchase Price Adjustments..................................... 13

         2.9  Allocation of Purchase Price................................... 13

3.  REPRESENTATIONS AND WARRANTIES OF SELLERS................................ 14

         3.1  Incorporation and Good Standing................................ 14

         3.2  Authority; No Conflict......................................... 14

         3.3  Financial Statements........................................... 15

         3.4  Corporate Records.............................................. 15

         3.5  Title to Properties; Encumbrances; Real Property............... 15

         3.6  Inventory...................................................... 16

         3.7  No Undisclosed Liabilities..................................... 16

         3.8  Taxes.......................................................... 16

         3.9  Employee Benefits.............................................. 16

         3.10  Compliance With Legal Requirements; Governmental
                 Authorizations.............................................. 17

         3.11  Legal Proceedings; Orders..................................... 17


                                        i

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         3.12  Absence of Certain Changes and Events......................... 17

         3.13  Contracts..................................................... 18

         3.14  Insurance..................................................... 19

         3.15  Labor Relations............................................... 19

         3.16  Intellectual Property......................................... 20

         3.17  FDA Matters................................................... 21

         3.18  Environmental Matters......................................... 22

         3.19  Accounts Receivable........................................... 22

         3.20  Customers and Suppliers....................................... 22

         3.21  Brokers or Finders............................................ 22

         3.22  Disclaimer of Other Representations and Warranties............ 22

4.  REPRESENTATIONS AND WARRANTIES OF BUYER.................................. 23

         4.1  Incorporation and Good Standing................................ 23

         4.2  Authority; No Conflict......................................... 23

         4.3  Certain Proceedings............................................ 23

         4.4  Brokers or Finders............................................. 23

         4.5  No Financing Contingency....................................... 24

         4.6  Disclaimer of Other Representations and Warranties............. 24

5.  COVENANTS OF THE SELLERS PRIOR TO CLOSING DATE........................... 24

         5.1  Operation of Bioglan's Business................................ 24

         5.2  Required Approvals............................................. 24

         5.3  Efforts to Close............................................... 25

         5.4  Exclusivity.................................................... 25

6.  COVENANTS OF BUYER PRIOR TO CLOSING DATE................................. 25

         6.1  Required Approvals............................................. 25

         6.2  Efforts to Close............................................... 25

7.  ADDITIONAL AGREEMENTS OF THE PARTIES..................................... 25

         7.1  Employee Benefits; Continued Employment........................ 25

         7.2  Access......................................................... 27

         7.3  Products Responsibility........................................ 28

         7.4  Liability for Taxes............................................ 29

         7.5  Accounts Receivable............................................ 30

         7.6  Quintiles Materials and Systems................................ 31

         7.7  Corporate Name Change.......................................... 31

         7.8  Non-Solicitation............................................... 31

         7.9  Non-Competition................................................ 31

         7.10  Transfers of QBermuda Assets and QIreland Assets.............. 33

         7.11  Closing Date Financial Statements............................. 33

         7.12  Certain Bioglan Obligations Net of Aggregate Reserves......... 34

         7.13  SEC No-Action Request......................................... 34

         7.14  Safety and Surveillance Call Center Services.................. 35

8.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE;
      CLOSING DELIVERIES..................................................... 35

         8.1  Accuracy of Representations.................................... 35

         8.2  Sellers' Performance........................................... 35

         8.3  Sellers' Closing Deliveries.................................... 35

         8.4  Financial Statements........................................... 37

         8.5  No Material Adverse Effect..................................... 37

         8.6  No Proceedings................................................. 38

         8.7  No Injunction.................................................. 38


                                      iii

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         8.8  HSR Act........................................................ 38

         8.9  Consents....................................................... 38

9.  CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE; CLOSING
       DELIVERIES............................................................ 38

         9.1  Accuracy of Representations.................................... 38

         9.2  Buyer's Performance............................................ 38

         9.3  Buyer's Closing Deliveries..................................... 38

         9.4  No Proceedings................................................. 39

         9.5  No Injunction.................................................. 39

         9.6  HSR Act........................................................ 39

10.  TERMINATION............................................................. 39

         10.1  Termination Events............................................ 39

         10.2  Effect of Termination......................................... 40

11.  INDEMNIFICATION; REMEDIES............................................... 40

         11.1  Survival...................................................... 40

         11.2  Indemnification by Sellers.................................... 41

         11.3  Indemnification by Buyer...................................... 41

         11.4  Time Limitations.............................................. 41

         11.5  Limitations on Amount--Seller Indemnifying Parties............ 42

         11.6  Limitations on Amount--Buyer.................................. 42

         11.7  Procedure for Indemnification................................. 42

         11.8  Satisfaction and Treatment of Indemnity Payments.............. 43

         11.9  Certain Other Limitations..................................... 44

         11.10  Indemnification Exclusive Remedy............................. 44


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12.  GENERAL PROVISIONS...................................................... 44

         12.1  Expenses...................................................... 44

         12.2  Public Announcements.......................................... 44

         12.3  Confidentiality............................................... 45

         12.4  Notices....................................................... 46

         12.5  Further Assurances............................................ 47

         12.6  Waiver........................................................ 47

         12.7  Entire Agreement and Modification............................. 47

         12.8  Disclosure Letter............................................. 47

         12.9  Assignments, Successors and No Third-Party Rights............. 48

         12.10  Severability................................................. 48

         12.11  Section Headings; Construction; Conflicts.................... 48

         12.12  Time of Essence.............................................. 48

         12.13  Governing Law................................................ 48

         12.14  Execution of Agreement; Counterparts......................... 49

         12.15  Attorney Fees................................................ 49



Exhibit           Description
-------           -----------

   A              Form of No-Action Request

Schedule          Description
--------          -----------

   8.4            Financial Statements

                            ASSET PURCHASE AGREEMENT


This Asset Purchase Agreement (this "Agreement") is made and dated as of June 8, 2004, by and among Quintiles Bermuda Ltd., a Bermuda-registered company ("QBermuda"), Quintiles Ireland Limited, a company incorporated in the Republic of Ireland ("QIreland"), Bioglan Pharmaceuticals Company, a North Carolina corporation ("Bioglan"), and Bradley Pharmaceuticals, Inc., a Delaware corporation ("Buyer"). QBermuda, QIreland, and Bioglan are sometimes referred to herein individually as "Seller" and collectively as "Sellers." Sellers and Buyer may each be referred to herein individually as a "Party" and collectively as the "Parties." Quintiles is a party to this Agreement solely for purposes of the Sections indicated below its name on the signature page hereto and, accordingly, is deemed a "Party" for purposes of such Sections only.

                                    RECITALS

WHEREAS, Sellers hold assets relating to certain pharmaceutical products; and

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, certain assets of Sellers on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

For good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "Accounts Receivable"--all trade accounts receivable and other similar rights to payment from customers of Bioglan, including all trade accounts receivable representing amounts receivable in respect of Products sold by or on behalf of Bioglan.

         "Affiliate"--any corporation or business entity controlled by, controlling, or under common control with a Party to this Agreement. For this purpose, "control" shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or income interest in such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

         "ANDA"--an "abbreviated new drug application", as such term is used under the FFDCA.

         "Assumed Liabilities"--as defined in Section 2.4.

         "Audited Stub Period Financial Statements"--as defined in Section 7.11(a).

         "Balance Sheet"--as defined in Section 3.3.

         "Bill of Sale"--the bill of sale from Bioglan covering the Bioglan Assets, in form and substance reasonably satisfactory to Bioglan and Buyer.

         "Bioglan"--as defined in the first paragraph of this Agreement.

         "Bioglan Assets"--as defined in Section 2.1(a).

         "Bioglan Assignment and Assumption Agreement"--the assignment and assumption agreement between Bioglan and Buyer covering the Bioglan Assets and the Assumed Liabilities, in form and substance reasonably satisfactory to Bioglan and Buyer.

         "Bioglan Plans"--shall mean all Plans (a) maintained by or contributed to by Bioglan; (b) maintained by or contributed to by Quintiles for benefit of any Bioglan employees or former employees; (c) which cover any employees or former employees of Bioglan; or (d) any other Plan as to which Bioglan has any liability.

         "Business Day"--any day other than a Saturday, Sunday or other day on which banks in the State of North Carolina or the State of New York are permitted or required to close by law or regulation.

         "Buyer"--as defined in the first paragraph of this Agreement.

         "Buyer Indemnified Party"--as defined in Section 11.2.

         "Cash Equivalents"--cash and cash equivalents including without limitation currency and coins, bank deposits and balances, certificates of deposit, money market funds, negotiable money orders, checks and marketable securities.

         "Chargeback"--a credit, chargeback, reimbursement, purchase discount or other payment to any pharmaceutical wholesaler or distributor in connection with the sale of a Product by such wholesaler or distributor to a customer at a discount price pursuant to a contract between such customer and Bioglan or its Affiliates and/or Buyer or pursuant to the General Services Administration's Federal Supply Schedule Program or Section 340B of the Public Health Services Act.

         "Closing"--as defined in Section 2.5.

         "Closing Date"--the date on which the Closing actually takes place.

         "Closing Date Balance Sheet"--as defined in Section 7.11(a).

         "Closing Inventories"--as defined in Section 2.3(b).

         "Confidentiality Agreement"--the letter agreement dated January 20, 2004 between Quintiles and Buyer.

         "Damages"--any loss, liability, claim, damage, or expense (including reasonable attorneys' fees and expenses), in each case subject to the provisions of Section 11, including without limitation Section 11.9(a).

         "Disclosure Letter"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

         "Drug Authorizations"--as defined in Section 2.1(a)(i).

         "Encumbrance"--any charge, claim, lien, option, pledge, security interest, right of first refusal or similar restriction.

         "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Excluded Assets"--as defined in Section 2.2.

         "FDA"--the United States Food and Drug Administration.

         "FFDCA"-- the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, including all regulations promulgated thereunder.

         "GAAP"--generally accepted United States accounting principles, consistently applied.

         "Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body"--any Federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency.

         "HSR Act"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "IND"--Notice of Claimed Investigational Exemption for a New Drug, as such term is used under the FFDCA.

         "Indemnified Persons"--as defined in Section 11.7(a).

         "Inventories"--all inventories of Bioglan, including all finished goods, work in process, raw materials, and all other materials and supplies to be used or consumed by Bioglan in the production of finished goods.

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         "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "Knowledge"--with respect to (i) any of Sellers, means the actual knowledge of the officers of Sellers following reasonable and customary investigation by the relevant officers of Sellers with respect to the matter in question, and (ii) Buyer, means the actual knowledge of the officers of Buyer following reasonable and customary investigation by the relevant officers of Buyer with respect to the matter in question.

         "Know-How"--all know-how, specifications, processes, procedures, instructions, methods, formulae, designs, plans, and trade secrets or any similar items, whether or not in tangible form, relating to the Products.

         "Legal Requirement"--any Federal, state, local, or foreign constitution, law, statute, rule or regulation.

         "Material Adverse Effect"--any event, circumstance or effect that, individually or when taken together with all other events, circumstances or effects relating to like matter, does or is reasonably expected to have a material adverse effect on the business, financial condition or results of operations of Bioglan (including the assets, liabilities and operations of QBermuda and QIreland related to the Products), taken as a whole, or the Purchased Assets, taken as a whole; provided, however, that in no event shall any of the following, individually or collectively, constitute a Material Adverse Effect: (i) any changes in general economic conditions, the financial markets or the pharmaceuticals industry generally; or (ii) any change related to the commencement of war or other hostilities, acts of terrorism, or any national or international calamity affecting the United States.

         "Material Contracts"--as defined in Section 3.13(a).

         "NDA"--a "new drug application," as such term is used under the FFDCA.

         "NDC"--a "national drug code," as such term is used under the FFDCA.

         "No-Action Request"--as defined in Section 7.13.

         "Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any similar documents adopted or filed in connection with the creation, formation, or organization of a Person that is not a corporation; and (c) any amendment to any of the foregoing.

         "Party" and "Parties"--as defined in the first paragraph of this Agreement.

         "Patent Application Assignment"--the Patent Application Assignment to be executed and delivered at the Closing by Bioglan and Buyer, in form and substance reasonably satisfactory to Bioglan and Buyer and in proper form for recording with applicable Governmental Bodies.

         "Permitted Encumbrance"-- Encumbrances (i) resulting from taxes or other governmental assessments or charges which have not yet become delinquent or are being contested in good faith, (ii) that are mechanics or similar liens incurred in the ordinary course of business; or (iii) with respect to any contract included in the Purchased Assets, any Encumbrances reflected in the terms and conditions of such contract.

         "Person"--any individual, corporation, partnership, limited liability company, trust, association, organization, or other entity or Governmental Body.

         "Plan"--any bonus, deferred compensation, incentive compensation, stock purchase, restricted stock, stock option, severance, hospitalization or other medical, life or other insurance, employee welfare, supplemental unemployment benefit, profit-sharing, pension or retirement plan, program, agreement or arrangement or any other employee benefit plan, program, agreement or arrangement, including without limitation any "employee pension benefit plan" and any "employee welfare benefit plan" as those terms are defined in section 3 of ERISA.

         "Proceeding"--any action, arbitration, investigation, litigation, or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Product"--each of the following pharmaceutical products:

                  (i) Adoxa(R)doxycycline monohydrate antibiotic tablets, in four strengths--150mg, 100mg, 75 mg and 50mg (150 mg tablet is not currently marketed);

                  (ii) Adoxa(R)doxycycline monohydrate antibiotic capsules in four strengths--150mg, 100mg, 75 mg and 50mg (none of which is currently marketed);

                  (iii) Solaraze(R), a dermatological product containing the nonsteroidal anti-inflammatory diclofenac sodium in a 3% topical formulation;

                  (iv)   Zonalon(TM), a doxepin topical cream;

                  (v) AFIRM(R), a retinol-based topical cream, available in three strengths--1X, 2X and 3X;

                  (vi) B-LIFTx(R), a salicylic acid-based peel, available in two strengths--20% and 30% peels;

                  (vii)  A-Fil(R), an over the counter sunscreen lotion;

                  (viii) Benzashave(R), a benzoyl peroxide cream, available in two strengths--5% and 10%;

                  (ix)   Pramegel(R), an over the
                  counter pramoxine topical anesthetic gel; and

                  (x) Theramycin Z(R), an erythromycin topical cream (which is not currently marketed).

         "Product Trade Dress"--the current trade dress of any Product as of the Closing Date.

         "Purchase Price"--as defined in Section 2.3(a).

         "Purchased Assets"--as defined in Section 2.1(c).

         "QBermuda"--as defined in the first paragraph of this Agreement.

         "QBermuda Assets"--as defined in Section 2.1(b).

         "QBermuda Assignment and Assumption Agreement"--that certain assignment and assumption agreement between QBermuda and Buyer covering the QBermuda Assets, in form and substance reasonably satisfactory to QBermuda and Buyer.

         "QIreland"--as defined in the first paragraph of this Agreement.

         "QIreland Assets"--as defined in Section 2.1(c).

         "QIreland Assignment and Assumption Agreement"--that certain assignment and assumption agreement between QIreland and Buyer covering the QIreland Assets, in form and substance reasonably satisfactory to QIreland and Buyer.

         "Quintiles"--Quintiles Transnational Corp., a North Carolina corporation and the parent entity of each of QBermuda, QIreland and Bioglan.

         "Quintiles Materials"--as defined in Section 2.2(k).

         "Quintiles Systems"--as defined in Section 2.2(l).

         "Regulatory Files"--the documents referenced in the complete regulatory chronology for each NDA or ANDA, as the case may be, including the IND, NDA, and sNDAs, as applicable, for the applicable Product, including all supplements thereto and required regulatory files and data relating thereto in Sellers' possession or control.

         "Replacement Plan"--as defined in Section 7.1(c).

         "Sales Employees"--those Bioglan Employees who are principally employed as sales representatives or sales managers on the date hereof and identified as such on Section 7.1 of the Disclosure Letter.

         "SEC"--the Securities and Exchange Commission.

         "Seller" or "Sellers"--as defined in the first paragraph of this Agreement.

         "Seller Indemnifiable Claim"--as defined in Section 11.5.

         "Seller Indemnified Parties"--as defined in Section 11.3.

         "Seller Indemnifying Parties"--as defined in Section 11.2.

         "sNDA"--a Supplemental New Drug Application, as such term is used under the FFDCA.

         "Tangible Personal Property"--equipment, furniture, office equipment, computer hardware, supplies, materials, and other items of tangible personal property (other than Inventories).

         "Taxes"--all of the following: (a) any net income, withholding, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, capital tax, customs duty or other tax, governmental fee or other like assessment, together with any interest, penalty or additional amount due, imposed by any Governmental Body responsible for the imposition of any such tax;
(b) any liability for the payment of any amounts of the type described in clause
(a) above as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any taxable period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) above as a result of any express or implied obligation to indemnify any other Person.

         "Third Party"--a Person who or which is neither a Party nor an Affiliate of a Party.

         "Trademark Assignment"--the Trademark Assignment to be executed and delivered at the Closing by Bioglan and Buyer, in form and substance reasonably satisfactory to Bioglan and Buyer and in proper form for recording with applicable Governmental Bodies.

         "Transfer Taxes"--as defined in Section 2.6.

         "Transferred Employees"--as defined in Section 7.1(a).

2.       ASSETS TO BE PURCHASED

2.1      Purchased Assets.

         (a) Purchase and Sale of Bioglan Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Bioglan shall sell, convey, assign, transfer and deliver to Buyer free and clear of all Encumbrances (other than Encumbrances set forth in Section 3.5 of the Disclosure Letter and Permitted Encumbrances), and Buyer shall purchase and acquire from Bioglan, all of Bioglan's right, title and interest in and to all of Bioglan's property and assets, including the following (but excluding the Excluded Assets):

                  (i) the NDAs, ANDA, pending sNDAs and INDs for the applicable Products set forth in Section 2.1(a)(i) of the Disclosure Letter (the "Drug Authorizations") and the related Regulatory Files;

                  (ii) the trademarks set forth in Section 2.1(a)(ii) of the Disclosure Letter;

                  (iii) the contracts and agreements set forth in Section 2.1(a)(iii) of the Disclosure Letter;

                  (iv) the employment agreements set forth in Section 2.1(a)(iv) of the Disclosure Letter with respect to the Transferred Employees and the consulting agreement for the consultant specified therein;

                  (v)     all Know-How;

                  (vi)    all Product Trade Dress;

                  (vii)   all Accounts Receivable;

                  (viii)  all Inventories;

                  (ix) all sales, marketing, packaging, labeling, promotional, advertising, training and educational materials relating to the sale of the Products;

                  (x) all Tangible Personal Property, including those items described in Section 2.1(a)(x) of the Disclosure Letter (other than Tangible Personal Property consumed or disposed of in the ordinary course of business);

                  (xi) subject to Section 2.2(f), all data and records, including customer lists and records, production reports and records, financial and accounting records, personnel records relating to the Transferred Employees and other similar documents and records;

                  (xii) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer;

                  (xiii) the domain names set forth in Section 2.1(a)(xiii) of the Disclosure Letter;

                  (xiv)   all copyrights associated with the Purchased Assets;
and

                  (xv) all patent applications owned by Sellers and associated with the Products, being those set forth on Section 2.1(a)(xv) of the Disclosure Letter.

All of the property and assets to be transferred to Buyer under this Section 2.1(a) are herein referred to collectively as the "Bioglan Assets."

         (b) Purchase and Sale of QBermuda Assets Related to the Products. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, QBermuda shall sell, convey, assign, transfer and deliver to Buyer free and clear of all Encumbrances (other than Permitted Encumbrances), and Buyer shall purchase and acquire from QBermuda, all of QBermuda's right, title and interest in and to those certain contracts or agreements of QBermuda set forth in Section 2.1(b) of the Disclosure Letter. All of the property and assets to be transferred to Buyer under this Section 2.1(b) are herein referred to collectively as the "QBermuda Assets."

         (c) Purchase and Sale of QIreland Assets Related to the Products. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, QIreland shall sell, convey, assign, transfer and deliver to Buyer free and clear of all Encumbrances (other than Permitted Encumbrances), and Buyer shall purchase and acquire from QIreland, all of QIreland's right, title and interest in and to those certain contracts or agreements of QIreland set forth in Section 2.1(c) of the Disclosure Letter. All of the property and assets to be transferred to Buyer under this Section 2.1(c) are herein referred to collectively as the "QIreland Assets."

The Bioglan Assets, the QBermuda Assets and the QIreland Assets are herein referred to collectively as the "Purchased Assets."

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets, contracts, and other items of Sellers (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, shall be retained by Sellers (including with respect to any obligations thereunder), and shall remain the property of Sellers after the Closing:

         (a) all Cash Equivalents;

         (b) all bank accounts;

         (c) all intercompany receivables between any Seller and any Affiliate of such Seller;

         (d) all minute books, stock records and corporate seals;

         (e) all insurance policies and contracts and rights thereunder;

         (f) all records that Sellers are required by Legal Requirements to retain in their possession;

         (g) all personnel records (excluding proprietary information and confidentiality agreements, work product and similar agreements, if any) relating to Bioglan's employees other than the Transferred Employees;

         (h) all claims for refund of Taxes and other governmental charges of whatever nature;

         (i) the Bioglan Plans and all rights in connection with, and assets of, the Bioglan Plans;

         (j) subject to Section 2.4(d), the employment or severance contracts, agreements or other arrangements set forth in Sections 2.1(a)(iv) or 2.2(j) of the Disclosure Letter to the extent relating to (i) Bioglan Employees who are not Transferred Employees, or (ii) retention bonus payments with respect to any Bioglan Employee;

         (k) all corporate and business policies, procedures, practices, handbooks, manuals, and similar items, which have been produced or disseminated by or on behalf of Quintiles or its Affiliates and which Bioglan uses or holds for use in its capacity as, or to which it has access by virtue of its status as, a subsidiary of Quintiles (collectively, the "Quintiles Materials");

         (l) all information technology and computer software systems and infrastructure and Third Party or Affiliate products and services (including without limitation those described on Section 2.2(l) of the Disclosure Letter) that Bioglan uses or holds for use in its capacity as, or to which it has access by virtue of its status as, a subsidiary of Quintiles, including without limitation financial, tax, payroll, human resources, medical information, adverse event and similar reporting or records systems (collectively, the "Quintiles Systems");

         (m) all right, title or interest of QBermuda in any QBermuda assets, properties or rights not set forth in Section 2.1(b) of the Disclosure Letter; and

         (n) all right, title or interest of QIreland in any QIreland assets, properties or rights not set forth in Section 2.1(c) of the Disclosure Letter.

2.3      Purchase Price.

         (a) Subject to the terms hereof, the consideration for the Purchased Assets (the "Purchase Price") (other than the Inventories, the consideration for which is described in Section 2.3(b)) will be (i) One Hundred Eighty-Three Million Dollars ($183,000,000), which shall be paid at Closing to Bioglan (for further distribution among Sellers) by wire transfer to an account specified by Bioglan, in immediately available funds; and (ii) the assumption of the Assumed Liabilities, which shall be accomplished by the execution and delivery of the QBermuda Assignment and Assumption Agreement, the QIreland Assignment and Assumption Agreement and the Bioglan Assignment and Assumption Agreement.

         (b) At least two (2) Business Days prior to the Closing Date, representatives of Bioglan and Buyer shall meet to determine mutually in good faith the number of units of the Products held as Inventories by or on behalf of Bioglan with expiration dating not less than twelve (12) months after the Closing Date that are salable (or, in the case of samples, distributable) in the ordinary course of business (collectively, the "Closing Inventories"). For purposes of determining the Closing Inventories under this Section 2.3(b), all units of AFIRM(R), A-Fil(R) or B-LIFTx(R), which Products have no expiration date, shall be deemed to have expiration dating in excess of twelve (12) months. The purchase price for the Closing Inventories, which shall be paid at Closing to Bioglan by wire transfer to an account specified by Bioglan, in immediately available funds, will be (i) the actual per unit purchase cost to Bioglan for each Product (i.e., without overhead allocation), multiplied by (ii) the number of units of each Product comprising the Closing Inventories. To the extent that there are any material differences in the amount of Closing Inventories as of the Closing Date from the amount determined prior to the Closing Date, the Parties agree to make an appropriate adjustment payable promptly following the Closing Date.

2.4 Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer agrees to assume and become responsible for the following liabilities or obligations (the "Assumed Liabilities"):

         (a) all current liabilities (other than accrued income taxes payable and current portion of indebtedness) reflected on the Balance Sheet, or any other current liabilities incurred by Bioglan in the ordinary course of business between the date of the Balance Sheet and the Closing Date that (in either case) remains unpaid in the ordinary course of business at, and is not delinquent as of, the Closing;

         (b) the obligations to customers or suppliers incurred by Bioglan in the ordinary course of business for orders outstanding as of the Closing Date reflected on Bioglan's books (excluding any obligations with respect to customer deposits that are not reflected as of the Closing Date on Bioglan's books);

         (c) the respective obligations of Sellers, arising after the Closing Date, under the contracts and agreements referred to in Sections 2.1(a)(iii), 2.1(a)(iv) (with respect to Transferred Employees), 2.1(b) and 2.1(c) above (other than obligations arising out of or relating to a breach that occurred prior to the Closing Date);

         (d) the obligations of Sellers or their Affiliates for severance arrangements with respect to any Transferred Employee, all to the extent that
Section 7.1(g) provides that Buyer shall be obligated therefor; and

         (e) the obligations of Bioglan for recalls, returns, Medicaid and state rebates, managed care rebates, Chargebacks and other Product responsibilities, all to the extent that Section 7.3 provides that Buyer shall be obligated therefor.

Except for the Assumed Liabilities or as otherwise expressly provided in this Agreement, Buyer shall not assume or otherwise be responsible for any liabilities or other obligations of any of

Sellers (and Sellers agree to timely pay or otherwise be responsible for all such liabilities and obligations).

2.5 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. at 2500 Wachovia Capitol Center, Raleigh, North Carolina 27601, at 10:00 a.m. (Eastern Time) on July 8, 2004, or, if later, two
(2) Business Days following the satisfaction or waiver of all conditions under Sections 8 and 9 (other than conditions with respect to actions the respective Parties will take at the Closing itself), or at such other time and place as the Parties may agree. Subject to the provisions of Section 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.5 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

2.6 Sales, Use and Other Taxes. All transfer, documentary, sales, use, valued-added, gross receipts, stamp, registration or other similar transfer taxes (collectively, "Transfer Taxes") incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Agreement, including all recording or filing fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred, shall be borne by Buyer. The Parties hereto agree to reasonably cooperate with each other to claim any applicable exemption from, or reduction of, any applicable Transfer Taxes.

2.7 Assignability. To the extent that the assignment or transfer of all or any portion of any contract or Drug Authorization included in the Purchased Assets shall require the consent of a Third Party (including a Governmental Body), this Agreement shall not constitute an agreement to assign any such contract or Drug Authorization if an attempted assignment without such consent would constitute a breach or violation of such contract or Drug Authorization and such Third Party objects thereto. In order, however, to provide Buyer with the full realization and value of the Purchased Assets, each of the Sellers agree that on and after the Closing Date it will, at the request and under the direction of Buyer, in the name of such Seller or otherwise as Buyer shall specify, take all reasonable actions and do or cause to be done all such things as shall in the reasonable opinion of Buyer be necessary or proper
(i) to assure that the material rights of such Seller under such contracts and Drug Authorizations shall be preserved for the benefit of, or transferred or issued to, Buyer, (ii) to facilitate receipt of the consideration to be received by such Seller under such contracts, which consideration shall be held for the benefit of, and promptly delivered to, Buyer, and (iii) to enforce all material rights of such Seller under the contracts and Drug Authorizations, including provisions restricting or prohibiting use, transfer or disclosure of confidential information; provided, however, that Buyer shall agree in writing to reimburse and indemnify and hold harmless such Seller to the full extent permitted by law or in equity for, and from any and all liabilities and expenses arising from or in connection with, such contract or Drug Authorization except to the extent such liabilities and expenses have resulted from actions taken or omitted due to such Seller's willful misconduct, gross negligence or knowing violation of law. Once the applicable third-party consent is obtained, the Parties shall promptly enter into an assignment and assumption agreement or other appropriate transfer documentation for such contract or Drug Authorization at no additional cost to Buyer (other than the expenses described in Section 12.1). Nothing in this Section 2.7 shall in any way limit the provisions of Sections 2.4, 5.2, 8.9 or 12.5 hereof.

2.8      Purchase Price Adjustments.

         (a) To the extent that Closing Date Net Working Capital (as defined below) exceeds Two Million Five Hundred Thousand Dollars ($2,500,000), Buyer shall pay Sellers the amount of such excess. To the extent that Closing Date Net Working Capital is less than One Million Five Hundred Thousand Dollars ($1,500,000), Sellers shall pay Buyer the amount of such deficit. For purposes of this Section 2.8(a) the following terms have the meanings specified below:

                  "Closing Date Current Assets"--all current assets reflected on the Closing Date Balance Sheet constituting Purchased Assets, excluding Closing Inventories.

                  "Closing Date Current Liabilities"--all current liabilities reflected on the Closing Date Balance Sheet constituting Assumed Liabilities.

                  "Closing Date Net Working Capital"--means Closing Date Current Assets minus Closing Date Current Liabilities.

         (b) To the extent that Sellers' Aggregate Net Sales exceed 111% of the Aggregate Retail Sales Value (as defined below), Sellers shall pay Buyer an amount equal to seventy percent (70%) of such excess. For purposes of this
Section 2.8(b) the following terms have the meanings specified below:

                  "Aggregate Net Sales"--an amount equal to the product of (i) Net Revenues reflected on the income statement included in the Audited Stub Period Financial Statements, times (ii)(A) the total number of calendar days in the Comparison Period, divided by (B) the number of calendar days from January 1, 2004 through and including the Closing Date.

                  "Aggregate Retail Sales Value"--aggregate sales (in dollars) of all of the Products during the Comparison Period as, and to the extent, reported in NDCHealth's Pharmaceutical Audit Suite (PHAST) National Trends Prescription and Institution Monthly.

                  Comparison Period"--the period from January 1, 2004 through the last day of the last full calendar week preceding the Closing.

         (c) All payments due under this Section 2.8, shall be paid by Sellers or Buyer, as applicable, within fifteen (15) days after the Audited Stub Period Financial Statements are delivered to Buyer under Section 7.11(a).

2.9 Allocation of Purchase Price. Buyer and Sellers shall use diligent efforts to agree upon a statement (the "Allocation Statement") within ten (10) Business Days after the date hereof, which statement shall set forth the allocation, fair market value and useful lives of the Purchased Assets. After the Closing, the Parties shall make consistent use of the allocation, fair market value and useful lives specified in the Allocation Statement for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the IRC. Buyer shall prepare and deliver IRS Form 8594 to Sellers within forty-five
(45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor any Seller shall contend or represent that such allocation is not a correct allocation.

3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, represent and warrant to Buyer with respect to Sections 3.1 through 3.21, and additionally Quintiles represents and warrants to Buyer with respect to Section 3.2 only, as follows:

3.1 Incorporation and Good Standing. Each of the Sellers is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which such Seller is organized, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it owns or uses. Each of the Sellers is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the absence of qualification would not constitute a Material Adverse Effect. Section 3.1 of the Disclosure Letter contains a complete and accurate list of the states in which each of the Sellers is qualified to do business as a foreign corporation.

3.2      Authority; No Conflict.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Seller Indemnifying Parties, enforceable against Seller Indemnifying Parties in accordance with its terms. Upon the execution and delivery by QBermuda of the QBermuda Assignment and Assumption Agreement, such agreement will constitute the legal, valid, and binding obligation of QBermuda, enforceable against QBermuda in accordance with its terms. Upon the execution and delivery by QIreland of the QIreland Assignment and Assumption Agreement, such agreement will constitute the legal, valid, and binding obligation of QIreland, enforceable against QIreland in accordance with its terms. Upon the execution and delivery by Bioglan of the Bill of Sale, the Bioglan Assignment and Assumption Agreement, the Patent Application Assignment and the Trademark Assignment, each of such documents will constitute the legal, valid, and binding obligations of Bioglan, enforceable against Bioglan in accordance with the respective terms thereof. Seller Indemnifying Parties have all requisite power and authority to execute and deliver this Agreement and to perform their obligations under this Agreement and the transactions contemplated by this Agreement.

         (b) Except as set forth in Section 3.2(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby by Seller Indemnifying Parties will: (i) violate any provision of the Organizational Documents of any Seller Indemnifying Party; (ii) violate any Legal Requirement applicable to any Seller Indemnifying Party or the transactions contemplated hereby; or (iii) result in the creation of any Encumbrance upon any of the Purchased Assets pursuant to the terms or provisions of, and neither will (with or without notice or lapse of time or both) result in the breach or violation of, or constitute a default under, any Material Contract, except in the case of clauses (ii) and
(iii) for such violation, breach, default or Encumbrance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (c) Except as set forth in Section 3.2(c) of the Disclosure Letter, and subject to compliance with the HSR Act, none of Seller Indemnifying Parties is or will be required to give any notice to or obtain any approval, consent or other authorization from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

3.3 Financial Statements. Bioglan has made available to Buyer: (a) an unaudited balance sheet of the Bioglan Pharmaceuticals operations of Quintiles as of each of March 31, 2004 (the "Balance Sheet"), December 31, 2003 and December 31, 2002, in each case consisting of all assets and liabilities of Bioglan and, to the extent relating to the Products, the assets and liabilities of QBermuda and QIreland, and (b) unaudited statements of earnings of the Bioglan Pharmaceuticals operations of Quintiles for each of the three months ended March 31, 2004 and March 31, 2003, the year ended December 31, 2003 and the nine months ended December 31, 2002, in each case consisting of all operations of Bioglan and, to the extent relating to the Products, the operations of QBermuda and QIreland. The unaudited financial statements of the Bioglan Pharmaceuticals operations of Quintiles described in Section 3.3(a) and
(b) above are correct and complete in all material respects as at the dates of and for the periods referred to in such unaudited financial statements, and have been prepared in accordance with GAAP, consistently applied, except that they
(i) are not financials statements of a single entity, or consolidated financial statements for two or more entire entities but instead reflect the (A) operating results, assets and liabilities of Bioglan as an entity, and (B) operating results, assets and liabilities of both QBermuda and QIreland, but only to the extent that the operating results, assets and liabilities of QBermuda and QIreland relate to Bioglan's business, (ii) do not contain either footnotes, cash flows or a statement of shareholders' equity, (iii) are subject to normal year end audit adjustments; and (iv) may have a presentation format that is different from the presentation format of audited financial statements.

3.4 Corporate Records. The corporate records of Bioglan are correct and complete in all material respects. Bioglan's minute books contain minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of its incorporation and accurately reflect, in all material respects, all actions by the directors and shareholders with respect to all transactions referred to in such minutes. True and correct copies of Bioglan's certificate of incorporation and bylaws and all minutes of meetings or other actions by the directors, shareholders or incorporators of Bioglan since its inception have been made available to Buyer.

3.5 Title to Properties; Encumbrances; Real Property. Except as set forth in Section 3.5 of the Disclosure Letter, (a) Bioglan has good, sole and transferable title to the Bioglan Assets, including all material properties and assets reflected in the Balance Sheet (other than the Know-How), QBermuda has good, sole and transferable title to the QBermuda Assets, QIreland has good, sole and transferable title to the QIreland Assets and, to Bioglan's Knowledge, Bioglan has good, sole and transferable title to the Know-How, in each case free and clear of all Encumbrances other than Permitted Encumbrances;
(b) the material Tangible Personal Properties used or held for use by Bioglan in connection with its business, taken as a whole, are in good operating condition and are reasonably fit and usable for the purposes for which they are being used, ordinary wear and tear excepted; and (c) the Purchased Assets (including, without limitation, the Know-How included therein) include all of the material rights and properties used in the operation of Bioglan's business as operated by Bioglan during the twelve (12) months preceding the date hereof, other than the Quintiles Materials, the Quintiles Systems and those rights and properties sold or otherwise disposed of in the ordinary course of business. Bioglan does not own any real property or patents. Section 3.5 of the Disclosure Letter sets forth the address of all real property leased by Bioglan, and a list of all real property leases related thereto. Bioglan has made available to Buyer a true and correct copy of each such lease. The Parties acknowledge and agree that title to the contracts and agreements set forth in Sections 2.1(a)(iii), 2.1(a)(iv), 2.1(b) and 2.1(c) are subject to the rights of the Third Parties that are the other parties to such contracts and agreements (in their capacities as such other parties to, and solely pursuant to the terms of, such contracts and agreements).

3.6 Inventory. The Closing Inventories consist of a quality and quantity usable and salable in the ordinary course of business. All Products in the Closing Inventories were produced or manufactured in accordance with the specifications for such Products, including as set forth in the Drug Authorizations for such Products, as applicable, and in compliance with applicable Legal Requirements, in each case in all material respects.

3.7 No Undisclosed Liabilities. Bioglan has no liabilities or obligations except for (a) liabilities or obligations reflected or reserved against in the Balance Sheet, (b) current liabilities incurred in the ordinary course of business since the date of the Balance Sheet, and (c) liabilities or obligations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.8 Taxes. Sellers have timely filed and accurately completed in all material respects all Tax returns or reports as required by applicable Legal Requirements. Sellers have paid all Taxes shown to be due under such returns or reports, except those contested by them in good faith. None of Sellers has had any Tax deficiency proposed or assessed against it (and, to the Knowledge of Sellers, no audit of any such return or report is pending) nor has any Seller executed any waiver of any statute of limitations on the assessment or collection of any Tax.

3.9      Employee Benefits.

         (a) Section 3.9(a) of the Disclosure Letter sets forth all Bioglan Plans. Copies of all Bioglan Plans have been made available to Buyer. Neither Bioglan nor any member of its "control group" has ever maintained, sponsored, contributed to, or participated in any of the following plans or arrangements with respect to any employees working on behalf of Bioglan: (i) an employee benefit plan subject to Title IV of ERISA or IRC ss. 412 (e.g., defined benefit pension plans); (ii) a multiemployer plan as defined under ERISA ss. 3(37) or ss. 4001(a)(3) or IRC ss. 414(f); (iii) an employee benefit plan that provides medical or other welfare benefits to retirees except as required by ERISA, the IRC, or other applicable Legal Requirement, including, but not limited to, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; or (iv) a multiple employer plan within the meaning of IRC ss. 413(c) or ERISA ss.ss. 4063, 4064, or 4066.

         (b) Each of Bioglan Plans has been adopted and operated in substantial compliance with its terms and all applicable Legal Requirements (including, where applicable, ERISA and the IRC). To Bioglan's Knowledge, none of Bioglan Plans or any trusts relating thereto have engaged in any transaction in connection with which Bioglan or any fiduciaries of any Bioglan Plans or related trusts is or could be subject either to a civil penalty or other liability under Sections 502(i), 406 or 409 of ERISA or a tax imposed by Section 4975 of the IRC, and no event has occurred and no condition exists with respect to Bioglan Plans that could subject Bioglan to any other tax or penalty under the IRC or civil penalty or other liability under ERISA or other Legal Requirements that would reasonably be expected to have a Material Adverse Effect with respect to Bioglan.

         (c) Except as set forth in Section 3.9(c) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer, director or independent contractor of Bioglan to severance pay, unemployment compensation or any other similar payments under any Bioglan Plans or arrangements; (ii) accelerate the time of payment or vesting, or increase the amount of payments or compensation due any such person; or (iii) result in any prohibited transaction described in ERISA ss. 406 or IRC ss. 4975 for which an exemption is not available.

3.10 Compliance With Legal Requirements; Governmental Authorizations. Except as set forth on Section 3.10 of the Disclosure Letter, (a) Sellers are in compliance with all applicable Legal Requirements, except where failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) Sellers have all Governmental Authorizations necessary for the conduct of their respective businesses as now being conducted unless the failure to possess such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.11 Legal Proceedings; Orders. Except as set forth in Section 3.11 of the Disclosure Letter and except for any Proceeding arising on or after the date hereof (and, to Sellers' Knowledge, not threatened prior to the date hereof) that would not reasonably be expected to have a Material Adverse Effect, there is no pending Proceeding that has been commenced (a) by or against any Seller,
(b) relating to the Purchased Assets, or (c) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby, and, to Sellers' Knowledge, no such Proceeding has been threatened. Except as set forth in Section 3.11 of the Disclosure Letter, to Sellers' Knowledge, there is no order issued by any Governmental Body to which any Seller, or any asset owned, used or held for use by Sellers in connection with their respective businesses, is subject.

3.12     Absence of Certain Changes and Events. Except as set forth in
Section 3.12 of the Disclosure Letter, since December 31, 2003, each Seller has conducted its business in the ordinary course of business and there has not been any:

         (a) material payment or increase by Bioglan or its Affiliates of any bonuses, salaries, or other compensation to any Bioglan officer or employee (other than in the ordinary course of business to employees who are not managers or officers) or entry into any material employment, severance, or similar agreement with any officer or employee;

         (b) adoption of, or material increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Bioglan;

         (c) damage to or destruction or loss of any material asset or property of Bioglan, which involves material damage or destruction or which, in the case of damage or destruction occurring after the date hereof, would reasonably be expected to have a Material Adverse Effect;

         (d) sale, lease, or other disposition of any material asset or property of Bioglan (other than in the ordinary course of business for fair consideration) or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of Bioglan (other than Permitted Encumbrances);

         (e) (i) material modification or termination of any Material Contract; or (ii) receipt of notice of termination of any Material Contract, which notice, in the case of notice received after the date hereof, would reasonably be expected to result in an actual termination;

         (f) indebtedness incurred for borrowed money by Bioglan;

         (g) material change in the accounting methods used by Bioglan;

         (h) Material Adverse Effect; or

         (i) agreement by any Seller, as applicable, to do any of the foregoing.

3.13     Contracts.

         (a) Section 3.13(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have made available to Buyer true and correct copies, of:

                  (i) each agreement that involves expenditures or receipts of Bioglan, or which relates to any of the Products, in excess of Fifteen Thousand Dollars ($15,000);

                  (ii) each agreement that involves performance of services or delivery of goods or materials for or by Bioglan, or which relates to any of the Products, in an amount or value in excess of Fifteen Thousand Dollars ($15,000);

                  (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property held by Bioglan (except personal property leases and installment and conditional sales agreements, in each case having a value per item or aggregate payments of less than Fifteen Thousand Dollars ($15,000));

                  (iv) each agreement for capital expenditures of Bioglan in excess of Fifteen Thousand Dollars ($15,000);

                  (v) any indenture, note, loan or credit agreement or other agreement relating to the borrowing, guaranty or collateralization of money or indebtedness by or of Bioglan;

                  (vi) each agreement related to any employment, consulting or independent contractor relationship of any individual with Bioglan;

                  (vii) each agreement included in the Purchased Assets containing covenants that purport to restrict the business activity of any Seller or limit the freedom of any such Seller to engage in any line of business or to compete with any Person; and

                  (viii) each agreement that is otherwise material to Bioglan or its business.

The agreements identified or required to be identified in Section 3.13(a) of the Disclosure Letter are referred to in this Agreement as "Material Contracts."

         (b) Except as set forth in Section 3.13(b) of the Disclosure Letter, each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms in all material respects.

         (c) Except as set forth in Section 3.13(c) of the Disclosure Letter,
(i) Bioglan, QBermuda or QIreland, as applicable, is in compliance with all material applicable terms and requirements of each Material Contract, and, (ii) to the Knowledge of Sellers, each other Person that has any obligation under any Material Contract is in compliance with all material applicable terms and requirements of such agreement.

3.14 Insurance. Sellers have insurance coverage of the types and in the amounts that Sellers reasonably believe is adequate for their business against such risks customarily insured against by companies under comparable circumstances. Sellers have made available to Buyer a summary of such insurance coverage, which is maintained on behalf of Sellers by Quintiles. All such insurance coverage is in full force and effect, except to the extent as would not reasonably be expected to have a Material Adverse Effect.

3.15 Labor Relations. To Bioglan's Knowledge, as of the date hereof, no officer or key employee of Bioglan intends to terminate employment nor does Bioglan have any present intention to terminate the employment of any of the foregoing. No employees of Bioglan are represented by a union or other labor organization or covered by any collective bargaining agreement. There is no unfair labor practice complaint, labor organizational effort, strike, slowdown or similar labor matter pending or, to the Knowledge of Bioglan, threatened against or affecting Bioglan.

3.16     Intellectual Property.

         (a) To the Knowledge of Sellers, none of the offering for sale, selling, marketing, making or using of the Products by Sellers infringes or misappropriates, and Sellers have not received any written notice of any infringement or misappropriation by Sellers or the Products of, any intellectual property rights of any Third Party.

         (b) Set forth on Section 3.16(b) of the Disclosure Letter is a description of the patents licensed by Sellers, as licensee, with respect to any of the Products (the "Licensed Patents"), which Section of the Disclosure Letter shall also identify the agreement pursuant to which the related patent is licensed by Sellers. To the Knowledge of Sellers, the licensor of each of the Licensed Patents has sufficient right, title and interest to grant such license to Sellers. Except as set forth on Section 3.2(c) of the Disclosure Letter, Sellers have sufficient right, title and interest to transfer such license to the Buyer hereunder. To the Knowledge of Sellers, the use by Sellers of the technology disclosed and claimed in the Licensed Patents does not infringe or misappropriate, and Sellers have not received any written notice of any infringement or misappropriation by Sellers of, any intellectual property rights of any Third Party, and the Licensed Patents are not being infringed or misappropriated by any Third Party. To the Knowledge of Sellers, there are no facts or circumstances that would reasonably serve as the basis for a claim of invalidity or unenforceability of the Licensed Patents.

         (c) Set forth in Section 3.16(c) of the Disclosure Letter is a description of each trademark of Bioglan that is registered with the U.S. Patent and Trademark Office (or other applicable Governmental Body) or for which an application for registration has been filed. Except as set forth in Section 3.16(c) of the Disclosure Letter, Sellers have no Knowledge of any adverse claims with respect to such trademarks. Except as set forth in Section 3.16(c) of the Disclosure Letter, to the Knowledge of Sellers, there are no facts or circumstances that would reasonably serve as the basis for a claim of invalidity or unenforceability of such trademarks of Bioglan. To the Knowledge of Sellers,
(i) the use of such trademarks by Bioglan does not infringe or misappropriate, and Sellers have not received any written notice of any infringement or misappropriation by Bioglan of, any trademark or other intellectual property rights of any Third Party, (ii) such trademarks are not being infringed or misappropriated by any Third Party, and, (iii) except as set forth in Section 3.16(c) of the Disclosure Letter, all necessary registration and maintenance fees due in connection with such trademarks have been paid and all necessary documents in connection with such trademarks have been filed with the applicable Governmental Body.

         (d) Bioglan has taken reasonable and customary measures to maintain and protect its confidential information and intellectual property rights.

         (e) Except for patent applications listed on Section 2.1(a)(xv) of the Disclosure Letter, which will be assigned to Buyer under the Patent Application Assignment, there are no patents or patent applications, relating to the Products, owned, licensed or otherwise controlled by Sellers or any of their current or former employees or independent contractors.

3.17     FDA Matters.

         (a) All Drug Authorizations are current and in full force and effect, have been duly and validly issued, contain no material error or omission, and are owned exclusively by Bioglan. All regulatory approvals or authorizations owned by Sellers and relating to the Products are set forth on Section 2.1(a)(i) of the Disclosure Letter. Sellers have complied in all material respects with their respective obligations to report adverse drug experiences and are in compliance in all material respects with all other obligations applicable to the Products pursuant to the FFDCA and other applicable Legal Requirements. There is no Proceeding pending or, to the Knowledge of Sellers, threatened seeking the recall of any Products or the revocation or suspension of any Drug Authorization. Sellers have made available to Buyer true and correct copies of all Drug Authorizations, and there are no material changes, amendments or other circumstances in connection with or relating to any of the Products that would require the filing of any material amendment or supplement to a Drug Authorization or the filing of any new Drug Authorization.

         (b) To Sellers' Knowledge, the ANDA relating to Adoxa(R) is current and in full force and effect, has been duly and validly issued and contains no material error or omission. To Sellers' Knowledge, there is no Proceeding pending or threatened seeking the recall of Adoxa(R) or the revocation or suspension of the ANDA relating to Adoxa(R). To Sellers' Knowledge, there are no material changes, amendments or other circumstances in connection with or relating to Adoxa(R) that would require the filing of any material amendment or supplement to the ANDA relating to Adoxa(R).

         (c) Except as set forth in Section 3.17(c) of the Disclosure Letter, Sellers have not received or been subject to: (i) any FDA Form 483's concerning the Products; (ii) any FDA Notices of Adverse Findings concerning the Products; or (iii) warning letters or other correspondence from the FDA or any other Governmental Body concerning (1) the Products in which the FDA or other such Governmental Body asserted that the operations of any Seller or the Products were not in compliance with applicable Legal Requirements in any material respect, (2) issues arising from any pricing issues concerning the Products, including "best pricing" issues and Medicaid rebates, (3) issues concerning the Products involving financial relationships between any Seller and any health care provider or pharmacy, including issues of improper payments, kickbacks, promotional activities, speakers' fees or continuing medical education; or (4) any other issues in relation to the Product, including but not limited to marketing and promotional activities and off-label promotion of a Product. During Sellers' ownership or license of the Products and, to the Sellers' Knowledge, prior thereto, there have been no recalls involving the Products. Except as set forth on Section 3.17(c) of the Disclosure Letter, there is no pending or, to the Knowledge of Sellers, threatened material Proceeding relating to safety or efficacy of any of the Products.

         (d) As to any product in development by Sellers and not the subject of a Drug Authorization, Sellers are in compliance in all material respects with all applicable Legal Requirements in connection with the development and clinical testing of such product in the United States.

         (e) Sellers have not marketed, distributed or sold any of the Products outside the United States.

3.18 Environmental Matters. Bioglan and, to its Knowledge, its leased premises are and have been in compliance with all applicable environmental laws, except for any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of Sellers has any Knowledge of any past or present facts, actions, activities, circumstances, conditions, or events, including the release or presence of hazardous substances at or in the vicinity of Bioglan's leased premises, that would reasonably be expected to result in material liability to Bioglan from environmental claims involving Bioglan or its leased premises.

3.19 Accounts Receivable. The Accounts Receivable are valid receivables arising from sales actually made by the Seller in the ordinary course of business and consistent with GAAP. To Seller's Knowledge, the Accounts Receivable are not subject to any valid defenses, setoffs or counterclaims.

3.20 Customers and Suppliers. Each of the Sellers has used commercially reasonable best efforts to maintain, and, as of the date hereof, currently maintains, good working relationships with all of its customers and suppliers related to the Products. Since June 1, 2003, none of Sellers has received any written notice, nor has any Knowledge, that any customer or supplier intends to terminate or materially alter its business relationship relating to Bioglan or its business (including as conducted post-Closing by Buyer), except for any such written notice received, or Knowledge gained, after the date hereof with respect to a termination or material alteration of a business relationship that would not reasonably be expected to have a Material Adverse Effect.

3.21 Brokers or Finders. Except as set forth in Section 3.21 of the Disclosure Letter, Sellers and their respective agents have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

3.22 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 3, Sellers and Quintiles make no representation or warranty, express or implied, oral or written, at law or in equity, in respect of the Purchased Assets or the Products, or the prospects thereof, including without limitation with respect of any warranty of merchantability or warranty of fitness for any particular purpose, or any other matter with respect to the transactions contemplated hereby, and any such other representations or warranties are hereby expressly disclaimed. Neither Sellers or Quintiles nor their respective officers, directors, employees, stockholders, Affiliates or representatives have made or make any representation or warranty to Buyer with respect to any financial projection or forecast relating to the Products. With respect to any such projection or forecast delivered by or on behalf of Sellers or Quintiles to Buyer, Buyer acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections and forecasts;
(ii) it is familiar with such uncertainties; (iii) Buyer is taking full responsibility for making its own evaluation of all such projections and forecasts so furnished to it; and (iv) Buyer shall have no claim against Sellers or Quintiles or their respective officers, directors, employees, stockholders, Affiliates or representatives with respect to such projections or forecasts. Notwithstanding anything to the contrary contained in this Agreement, Sellers and Quintiles make no representation or warranty with respect to Benzashave(R) or Theramycin Z(R) Products, other than those contained in Section 3.19 with respect to Benzashave(R), and all Purchased Assets relating to such Products are otherwise being sold to Buyer "AS IS" (without limiting any rights of Buyer under Section 11.2(b), Section 11.2(c) or the last sentence of Section 2.4).

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1 Incorporation and Good Standing. Buyer is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

4.2      Authority; No Conflict.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the QBermuda Assignment and Assumption Agreement, the QIreland Assignment and Assumption Agreement, the Bioglan Assignment and Assumption Agreement, the Patent Application Assignment and the Trademark Assignment, each of such documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with the respective terms thereof. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the transactions contemplated by this Agreement.

         (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will
(i) violate any provision of Buyer's Organizational Documents; (ii) violate any Legal Requirement applicable to Buyer or the transactions contemplated hereby; or (iii) result in the breach or violation of, or constitute a default under, any material agreement to which Buyer is a party or by which Buyer may be bound, except in the case of clauses (ii) and (iii) for such violation, breach, or default which would not, individually or in the aggregate, reasonably be expected to prevent, delay or otherwise interfere with the consummation or performance of any of the transactions contemplated hereby.

         (c) Subject to compliance with the HSR Act, Buyer is not, and will not be, required to give any notice to or obtain any approval, consent or other authorization from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To Buyer's Knowledge, no such Proceeding has been threatened.

4.4 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement (other than the fees of its investment bankers, Raymond James & Associates, Inc.).

4.5 No Financing Contingency. Buyer has the funds or the financing available (and at Closing will have the funds or financing available) to consummate the transactions contemplated by this Agreement.

4.6 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 4, Buyer makes no representation or warranty, express or implied, oral or written, at law or in equity, in respect of the subject matter of this Agreement.

5.       COVENANTS OF SELLERS PRIOR TO CLOSING DATE

5.1 Operation of Bioglan's Business. Between the date of this Agreement and the Closing Date, except required by Legal Requirements, Bioglan will:

         (a) conduct the business of Bioglan in the ordinary course of business (except as contemplated by this Agreement), including with respect to purchases of Inventories;

         (b) not incur or fail to satisfy any liability or obligation that would otherwise be an Assumed Liability, except as contemplated by Section 2.3(b) or except in the ordinary course of business;

         (c) not terminate or modify, or grant any waiver or consent under, any Material Contract included in the Purchased Assets or, except in the ordinary course of business, not sell or otherwise dispose of any other item that would be included in the Purchased Assets;

         (d) use commercially reasonable best efforts to preserve intact the current business organization, rights and properties of Bioglan (including making necessary filings or taking other appropriate actions to preserve its trademarks and trademark applications), keep available the services of the current officers, employees, and agents of Bioglan, and maintain the relations and goodwill with customers, landlords, creditors, employees, agents, and others having business relationships with Bioglan; and

         (e) without limiting Buyer's rights under this Agreement, report periodically to Buyer concerning the status of the business and operations of Bioglan, as reasonably requested by Buyer, and use commercially reasonable best efforts to inform Buyer in writing within five (5) Business Days after obtaining Knowledge of (i) any events or circumstances that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or
(ii) any breach in any material respect by any Seller of any representation, warranty, covenant or agreement hereunder.

5.2 Required Approvals. As promptly as practicable after the date of this Agreement but in any case not later than June 17, 2004, Bioglan will make or cause Sellers' applicable Affiliate to make all filings required by applicable Legal Requirements to be made by it to consummate the transactions contemplated hereby (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Sellers will cooperate with Buyer in taking all actions reasonably requested by Buyer to cause early termination of any applicable waiting period under the HSR Act.

5.3 Efforts to Close. Between the date of this Agreement and the Closing Date, Sellers and Quintiles will use commercially reasonable best efforts to cause the conditions in Section 8 to be satisfied and to cause the Closing Date to occur on or before July 8, 2004.

5.4 Exclusivity. Between the date of this Agreement and the earlier of the Closing Date or the date this Agreement is terminated pursuant to Section 10, each of the Seller Indemnifying Parties shall not, directly or indirectly, authorize or permit any of its officers, directors, employees, agents, advisors or representatives to: (a) initiate, solicit or encourage any proposal, offer or discussion with any party (other than Buyer) concerning any acquisition of any portion of Bioglan's business, assets or equity (excluding sales of inventory or other assets in the ordinary course of business); (b) engage in discussions or negotiations with any party (other than Buyer) concerning any such acquisition transaction; (c) enter into any agreement relating to any such acquisition transaction; or (d) take any other action to cooperate in any way with or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any such acquisition transaction.

6.       COVENANTS OF BUYER PRIOR TO CLOSING DATE

6.1 Required Approvals. As promptly as practicable after the date of this Agreement but in any case not later than June 17, 2004, Buyer will make all filings required by Legal Requirements to be made by it to consummate the transactions contemplated hereby (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will (i) cooperate with Sellers with respect to all filings required under the HSR Act in connection with the transactions contemplated hereby (including all actions reasonably requested by Sellers to cause early termination of any applicable waiting period under the HSR Act), and (ii) cooperate with Sellers, as reasonably requested, in obtaining all consents identified in Section 3.2(c) of the Disclosure Letter.

6.2 Efforts to Close. Between the date of this Agreement and the Closing Date, Buyer will use commercially reasonable best efforts to cause the conditions in Section 9 to be satisfied and to cause the Closing Date to occur on or before July 8, 2004.

7.       ADDITIONAL AGREEMENTS OF THE PARTIES

7.1      Employee Benefits; Continued Employment.

         (a) All employees of Bioglan as of the date hereof are set forth in
Section 7.1(a) of the Disclosure Letter (the "Bioglan Employees"). Within ten
(10) days after the date hereof, Buyer shall offer to employ all of the Bioglan Employees, effective as of the Closing (the "Offers"). In making such Offers, Buyer shall comply in all material respects with Legal Requirements prohibiting discrimination in employment. Subject to Sections 2.1(a)(iv) and 2.4(c), each Offer shall be on terms and conditions, including employee benefits that, taken as a whole, are at least comparable to the terms and conditions of employment, including employee benefits, provided to similarly situated employees of Buyer as of the date hereof. With respect to all Offers, Buyer shall require all Bioglan Employees offered employment to respond to Buyer within seven (7) days after the date of the applicable Offer as to the acceptance of employment with Buyer (seven (7) days after the last of the Offers, the "Response Date"). Within two (2) Business Days after the Response Date, Buyer shall provide written notice to Quintiles identifying those Bioglan Employees who have, effective as of the Closing, accepted employment with Buyer as described above. Each Bioglan Employee who accepts an offer of employment from Buyer effective as of the Closing shall be referred to herein as a "Transferred Employee."

         (b) From and after the Closing, Buyer shall give each Transferred Employee full credit for all vacation time, if any, accrued (but unused) by such employee as of the Closing in the ordinary course of business in amounts and on terms consistent with Bioglan's past practices. If on the Closing Date Buyer has any bonus or other compensation arrangement based on performance criteria (e.g., net sales or sales calls/details) that it provides to its employees in positions substantially comparable to an employment position offered to a Transferred Employee, then Buyer shall (i) offer participation in such bonus plan to such Transferred Employee, effective as of the Closing, on substantially comparable terms, and (ii) credit such Transferred Employee for service with Bioglan with respect to such performance criteria as if such service had been rendered to Buyer.

         (c) For purposes of participation and vesting in, and other differential benefits based on length of service under, any Plan maintained or otherwise provided by Buyer for Transferred Employees (a "Replacement Plan") and any vacation, sick leave, paid time-off or similar arrangement generally provided by Buyer to similarly situated employees, to the extent permissible under Buyer's plans, Buyer shall credit each of the Transferred Employees for their period of service with Bioglan and its predecessors as if such service had been rendered to Buyer to the extent such prior service was recognized by Bioglan for such purposes; provided, however, that no Buyer Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to be qualified under Section 401 of the IRC shall be required to credit any such prior service for purposes of benefit accrual under such Buyer Plan. Buyer agrees that it will allow Transferred Employees to roll over to its 401(k) Plan any distributions or participant loans from the 401(k) Plan for Bioglan that are eligible for such treatment under Buyer's 401(k) Plan and the 401(k) Plan for Bioglan.

         (d) With respect to any Replacement Plan that is a group health plan, such Replacement Plan shall (i) credit such Transferred Employees, for the year during which participation in the Replacement Plan begins, with any deductibles already incurred during such year under any terminated or discontinued Bioglan Plan that was a group health plan, (ii) waive any preexisting condition limitations applicable to the Transferred Employees (and their eligible dependents) under the Replacement Plan to the extent that a Transferred Employee's (or dependent's) condition would not have operated as a preexisting condition under the terminated or discontinued group health plan, and (iii) in all material respects provide substantially comparable benefits in terms of employee participation to those plans which Buyer currently makes available to its other employees in similar positions. Effective as of the Closing Date, Buyer shall be responsible for perpetuating the applicable group health plan continuation coverages pursuant to IRC ss. 4980B and ERISA ss.ss. 601 through 609 with respect to all Transferred Employees and their eligible dependents. Buyer shall indemnify and hold Sellers harmless in the event Sellers incur any liability at any time after the Closing Date under IRC ss.

4980B or ERISA ss.ss. 601 through 609 with respect to any Transferred Employee (or a dependent or spouse of any such employee) and who has a "qualifying event" within the meaning of IRC ss. 4980B(f)(3) after the Closing Date.

         (e) Sellers agree that they shall be responsible for payment of retention bonuses as described in Section 2.2(j)(ii) and any and all accrued compensation, accrued employee benefits, workers compensation claims, Taxes and other costs and expenses, including without limitation any and all liability for Damages, in connection with, arising out of or related to the employment of Bioglan employees during their period of employment with Bioglan. In the case of any Bioglan Plan that is a group health plan, employee benefits shall be deemed "accrued" if such benefits are payable with respect to eligible medical services provided to a covered Bioglan employee (or a covered dependent or spouse of such employee) during such employee's period of employment with Bioglan.

         (f) Without limiting the generality of the foregoing, Sellers shall be responsible for the applicable group health plan continuation coverages pursuant to IRC ss. 4980B and ERISA ss.ss. 601 through 609 applicable to Bioglan employees who were Bioglan employees on or before the Closing Date, but who are not Transferred Employees. Sellers shall indemnify and hold Buyer harmless in the event Buyer incurs any liability at any time after the Closing Date under IRS ss. 4980B or ERISA ss.ss. 601 through 609 with respect to any Bioglan employee (or a dependent or spouse of any such employee) who had a "qualifying event" within the meaning of IRC ss. 4980B(f)(3) on or before the Closing Date.

         (g) With respect to any Transferred Employee, Buyer will pay such Transferred Employee any severance payments (but not retention bonuses or other non-severance payments) to which such Transferred Employee would be entitled pursuant to the severance arrangements set forth in Section 2.2(j) of the Disclosure Letter; provided, however, that Sellers shall be obligated to reimburse Buyer for any such severance payments made with respect to any Transferred Employee (i) who is not a Sales Employee, and (ii) whose employment with Bradley terminates within four months after the Closing Date. If Buyer makes a payment described in the proviso of the preceding sentence, Buyer will render an invoice describing its claim for reimbursement under this Section 7.1(g) in reasonable detail, which shall be due and payable by Sellers within thirty (30) days of receipt. For the avoidance of doubt, except as noted above, this Section 7.1(g) shall not affect Buyer's obligation for severance payments with respect to any severance arrangements contained in any contract described in Section 2.1(a)(iv).

7.2      Access.

         (a) Before the Closing. Buyer acknowledges that it has conducted and completed all or substantially all of its business, financial, legal and other due diligence investigations regarding the Purchased Assets. From the date of this Agreement until the Closing, Sellers shall afford Buyer and its representatives access, during regular business hours and upon reasonable advance notice, to Sellers and the Purchased Assets, as Buyer may reasonably request in order to consummate the transactions contemplated by this Agreement and to plan for the transition of the Products from Sellers to Buyer.

         (b) After the Closing. From and after the Closing, each Party agrees to cooperate with and to grant to each other Party and their respective officers, employees, attorneys, accountants, representatives and agents, during normal business hours, reasonable access to the other Party's management personnel and such other information and records relating to the Products and the Purchased Assets in their possession after the Closing and to permit copying or, where reasonably necessary, to furnish original documents relating to the Products and the Purchased Assets for the purposes of (i) any financial reporting or tax matters (including without limitation any financial and tax audits, tax contests, tax examination, preparation for any tax returns or financial records); (ii) any regulatory reporting matters; (iii) any investigation being conducted by any Governmental Body involving the Products, the Purchased Assets or any individuals employed by Bioglan prior to the Closing Date; (iv) any claims or litigation involving either Party, the Purchased Assets or any individuals employed by Bioglan prior to the Closing Date; or (v) any similar or related matter. Each Party shall use commercially reasonable best efforts to ensure that its access to and requests for records and documents pursuant to this Section 7.2(b) are conducted so as not to interfere with the normal and ordinary operation of the other Party's business. Each Party acknowledges that the records and documents made available to such Party pursuant to this Section 7.2(b) constitute confidential information of the releasing Party that is subject to the provisions of Section 12.3(a) hereof.

         (c) Retention of Copies. Notwithstanding anything to the contrary contained in this Agreement, Sellers and Quintiles may retain and use archival copies of all documents or materials conveyed hereunder to the extent (i) required to remain in the possession of Sellers pursuant to Legal Requirements,
(ii) related to any of the purposes set forth in clauses (i) through (v) of
Section 7.2(b), or (iii) necessary or appropriate for Sellers or Quintiles to perform and discharge all of their respective liabilities or obligations that do not constitute Assumed Liabilities; provided, however, that Sellers and Quintiles shall maintain such items in accordance with the provisions of Section 12.3(a) hereof.

7.3      Products Responsibility.

         (a) From and after the Closing, Buyer shall be responsible for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Body required by applicable Legal Requirements in respect of each Product, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental Body; (ii) taking all actions and conducting all communication with Third Parties in respect of Products (whether sold before or after the Closing), including responding to all complaints in respect thereof, including complaints related to tampering or contamination; and (iii) investigating all complaints and adverse drug experiences in respect of Products (whether sold before or after the Closing).

         (b) From and after the Closing, Sellers shall promptly notify Buyer if any Seller receives a complaint or a report of an adverse drug experience in respect of any Product. In addition, Sellers shall cooperate with Buyer's reasonable requests and use commercially reasonable best efforts to assist Buyer in connection with the investigation of and response to any complaint or adverse drug experience related to a Product sold by Sellers.

         (c) From and after the Closing, Buyer shall be responsible for conducting, handling or processing: (i) all voluntary and involuntary recalls of units of Products, including recalls required by any Governmental Body; (ii) all returns and credits with respect to the Products; (iii) all Chargebacks with respect to the Products; and (iv) all rebates for all Medicaid and state rebate programs and all managed care rebates with respect to the Products; in each case, regardless of whether such Products were sold before or after the Closing. With respect to Products sold before the Closing, subject to Section 7.12, Bioglan shall reimburse Buyer's reasonable out-of-pocket costs and expenses, including all fines and penalties attributable to pre-Closing activities, related to the discharge of Buyer's responsibilities under this Section 7.3(c), related to returns, credits, Chargebacks, or rebates conducted, handled or processed, as applicable, by Buyer during the twelve (12) month period commencing on the Closing Date or related to recalls during the shelf life of the Products included in the Closing Inventories, except to the extent such recalls are attributable to improper transportation, handling or storage of the recalled Products by or on behalf of Buyer after the Closing Date. Buyer will render monthly invoices describing any claims for reimbursement under this
Section 7.3(c) in reasonable detail, which shall, subject to Section 7.12, be due and payable by Bioglan within thirty (30) days of receipt.

         (d) As soon as practicable following the Closing Date, Buyer shall institute appropriate procedures (including any appropriate procedures for tracking of lot number information) to ensure that the Products sold by or on behalf of Buyer can be distinguished from the Products sold by or on behalf of Bioglan.

         (e) As soon as practicable following the Closing Date, Buyer will establish new NDC numbers for the Products and thereafter shall cause such NDC numbers to be used on the labeling and packaging for the Products.

7.4      Liability for Taxes.

         (a) Sellers shall be responsible for and pay all Taxes arising or resulting from the ownership or operation of the Purchased Assets on or prior to the Closing Date, and Buyer shall be responsible for and pay all Transfer Taxes as described in Section 2.6 and Taxes arising or resulting from the ownership or operation of the Purchased Assets after the Closing Date.

         (b) Ad valorem real and tangible personal property taxes with respect to the Purchased Assets for the calendar year in which the Closing occurs shall be prorated between Seller and Buyer as of the Closing Date on the basis of no applicable discount. If the amount of such taxes with respect to any of the Purchased Assets for the calendar year in which the Closing occurs has not been determined as of the Closing Date, then the taxes with respect to such Purchased Assets for the preceding calendar year, on the basis of no applicable discount, shall be used to calculate such prorations, with known changes in valuation or millage applied. If the actual amount of any such taxes varies by more than Fifteen Thousand Dollars ($15,000) from estimates used at the Closing to prorate such taxes, then the parties shall re-prorate such taxes within ten (10) days following request by either party based on the actual amount of the tax bill.

         (c) Buyer and Sellers agree to cooperate and share all required information on a timely basis in order to timely file all reports, returns, schedules and any other documents required to be filed with respect to Taxes and all claims for refunds of Taxes and for the preparation of any audit, and for the prosecution or defense of any claim or Proceeding relating to any proposed adjustment. Buyer and Sellers agree to retain or cause to be retained all books and records pertinent to the Purchased Assets until the expiration of the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) or, if later, the latest date specified under all record retention agreements entered into with any Governmental Body. After the Closing, Buyer and Sellers will give each other reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters, and Buyer and Sellers will allow each other upon request to take possession of such books and records at the requesting Party's expense. Buyer and Sellers shall cooperate with each other in the conduct of any audit or other Proceedings involving the Purchased Assets for any Tax purpose.

         (d) Any payment by Buyer or Sellers under this Section 7.4 will be deemed an adjustment to the Purchase Price.

7.5      Accounts Receivable.

         (a) Sellers shall, by letter prepared by Buyer and reasonably acceptable to Sellers, authorize, instruct and direct that the account parties of all Accounts Receivable shall make and deliver all payments relating thereto on or after the Closing to such location, bank and/or account as Buyer shall designate in such letter. If, notwithstanding such letter, any of such account parties remit payments on or after the Closing directly or indirectly to Sellers or their Affiliates instead of Buyer, Sellers shall promptly deliver all such payments to Buyer (including but not limited to negotiable instruments, which shall be endorsed by the applicable Seller or Affiliate to the order of Buyer). From and after the Closing, Buyer agrees to use commercially reasonable efforts in the ordinary course to collect all Accounts Receivable reflected on the Closing Date Balance Sheet, and, promptly following the last day of each calendar month, to provide Bioglan with a status report detailing the Accounts Receivable collected during the six-month period after the Closing Date.

         (b) Within thirty (30) days after written notice thereof from Buyer (which notice shall include an accounting of Accounts Receivable actually collected by Buyer during the period ending on the date falling six (6) months after the Closing Date), to the extent Accounts Receivable reflected on the Closing Date Balance Sheet have not been collected during the period ending on the date falling six (6) months after the Closing Date (such Accounts Receivable, "Stale Pre-Closing Receivables"), subject to Section 7.12, Bioglan shall pay Buyer an amount equal to (a) the Accounts Receivable reflected on the Closing Date Balance Sheet, minus (b) the aggregate amount of such Accounts Receivable actually collected by Buyer during the period ending on the date falling six (6) months after the Closing Date. Buyer agrees that its sole remedy with respect to the Stale Pre-Closing Receivables is under this Section 7.5(b) and does hereby waive any other remedy it may have at law or in equity or under this Agreement against any of the Sellers.

         (c) Following any Bioglan payment with respect to Stale Pre-Closing Receivables under Section 7.5(b), Buyer thereafter shall promptly remit any amounts collected with respect to

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the Stale Pre-Closing Receivables to Bioglan; provided, however, that Buyer shall have no further obligation under this Section 7.5(c) once the aggregate dollar amount of all amounts remitted to Bioglan under this Section 7.5(c) equals the amount paid by Bioglan to Buyer with respect to Stale Pre-Closing Receivables under Section 7.5(b).

7.6 Quintiles Materials and Systems. As soon as practicable after the Closing Date, but in any event within fifteen (15) Business Days after the Closing Date, Buyer will deliver to Bioglan the Excluded Assets described in Sections 2.2(d), (f), (g), (k) and (l) that have been identified by Bioglan to Buyer as such prior to the Closing. Notwithstanding the preceding sentence, if Bioglan has taken action in good faith to identify such Excluded Assets but Buyer later discovers any Excluded Assets that Bioglan did not so identify, Buyer shall promptly notify Bioglan of such discovery and deliver such additional Excluded Assets to Bioglan. Following the Closing Date, Buyer and Sellers agree to cooperate to terminate as soon as practicable after the Closing Date the use of the Quintiles Systems by Buyer, but in any event within ninety
(90) days after the Closing Date.

7.7 Corporate Name Change. As soon as practicable following the Closing Date, Sellers shall take all necessary action to change Bioglan's corporate name to a name that does not include "Bioglan" or a name confusingly similar to "Bioglan."

7.8 Non-Solicitation. Each of Quintiles and its Affiliates, on the one hand, and Buyer, on the other, agree that during the eighteen (18) month period following the date hereof, it will not, and will not cause any Person to, solicit, request, induce or attempt to influence, directly or indirectly, any employee of, or any individual exclusively engaged as an independent contractor by, the other Party or its Affiliates as of the date hereof, to terminate his or her employment or independent contractor relationship with such Party or Affiliate; provided, however, that this Section 7.8 shall not prohibit or prevent (a) the solicitation or hiring of any Transferred Employees in any capacity by Buyer or any Buyer Affiliate; (b) general advertisements or solicitations for employment that are not targeted at employees or independent contractors of the other Party or its Affiliates; or (c) Buyer's or a Quintiles' (or any of their respective Affiliates') hiring of an employee or exclusive independent contractor of the other Party or its Affiliates (i) who is solicited through general advertisements or solicitations for employment that are not targeted at employees or independent contractors of the other Party or its Affiliates, or (ii) who have resigned, quit or been terminated by the other Party or its Affiliates prior to commencement of communications between such hiring party and such persons.

7.9      Non-Competition.

         (a) For purposes of this Section 7.9, the following terms have the meanings specified below:

                  "Competing Product" means any pharmaceutical product intended for human use that is (i) topically administered and indicated for the treatment of pruritis associated with atopic dermatitis or lichen simplex chronicus in adult patients, (ii) an orally administered antibiotic that is indicated and, as of the date hereof, promoted for the treatment of acne, or (iii) topically administered and indicated for the treatment of actinic keratosis.

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                  "Territory" means (i) in the case of a Competing Product that is topically administered and indicated for the treatment of actinic keratosis, the United States, Canada and Mexico, and (ii) in the case of all other Competing Products, the United States.

         (b) Subject to Section 7.9(c) and (d) below, for a period of three (3) years immediately following the Closing Date, Quintiles and its Affiliates shall not:

                  (i) own or in-license a Competing Product in the applicable Territory;

                  (ii) manufacture, distribute, promote or sell for themselves or a Third Party a Competing Product in the applicable Territory or provide consulting services to, or otherwise assist, a Third Party with respect to any such activities (except as provided in Sections 7.9(c) and (d) below); or

                  (iii) make an equity investment in a Third Party that manufactures, distributes or sells a Competing Product in the applicable Territory, where following such investment Quintiles and its Affiliates own, in the aggregate, greater than twenty percent (20%) of the outstanding capital stock of such Third Party.

         (c) Notwithstanding the foregoing, and for the avoidance of doubt,
Section 7.9(b) shall not prohibit or prevent during those three (3) years:

                  (i) any activities by Quintiles or its Affiliates with respect to a Competing Product outside of the applicable Territory;

                  (ii) Quintiles or any of its Affiliates from offering or providing to a Third Party with respect to a Competing Product in the applicable Territory early development and laboratory services, pre-clinical services, clinical development services, clinical trial supply and manufacturing services, health management services, post-approval clinical trial services, training services, continuing medical education programs, strategic marketing services, healthcare policy research and consulting services, regulatory and compliance consulting services, market research services, or strategic analyses services;

                  (iii) the ownership of (through license, purchase, or otherwise) or, for itself or a Third Party, the manufacture, distribution, promotion or sale of, any Competing Product in the applicable Territory by any business (or any portion thereof), Person, or group of Persons that acquires Quintiles or any of its Affiliates (whether through the formation of a new company or otherwise) in a single transaction or a series of related transactions (it being acknowledged that this clause (iii) is intended only to permit such acquiring business, Person or group of Persons to conduct such activities and not to otherwise permit Quintiles or any other Affiliates to conduct such activities during the three-year period immediately following the Closing);

                  (iv) Quintiles or its Affiliates from providing manufacturing, distribution, promotion or sales services to a Third Party that owns (whether through purchase, license, or otherwise) a Competing Product in the applicable Territory as long as such services are not for the Competing Product and Quintiles or its Affiliate is not being compensated for such services based on the sales of the Competing Product in the applicable Territory; or

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

                  (v) the promotion of a Competing Product in the applicable Territory for a Third Party customer by an Innovex Inc. (or its predecessor, Innovex LP)-provided, fee-for-service sales force where such sales force was initially retained from Innovex by such customer in good faith to promote products other than a Competing Product; however, as of the date hereof, Innovex does not have a fee-for-service sales force promoting a Competing Product in the applicable Territory for a customer and is not aware of any of its customers seeking to have their Innovex-provided sales force promote a Competing Product in the applicable Territory.

         (d) In addition, for the avoidance of doubt, the Parties agree that
Section 7.9(b) shall not prohibit or prevent after the second anniversary of the Closing Date, Quintiles or any of its Affiliates from recruiting, managing, or providing for a Third Party, on a fee-for-service basis, a sales force that promotes a Competing Product in the applicable Territory.

         (e) If a court determines that this Section 7.9 is too broad or otherwise unreasonable under applicable law, including with respect to duration or geographic scope, the court is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restriction allowable under applicable law. Each of the Parties acknowledges, however, that this
Section 7.9 has been negotiated by the Parties and that the restriction is deemed reasonable by the Parties in light of all relevant facts and circumstances.

7.10 Transfers of QBermuda Assets and QIreland Assets . The Parties acknowledge that QBermuda may transfer the QBermuda Assets and QIreland may transfer the QIreland Assets to Quintiles or one of Quintiles' subsidiaries (the "Acquiring Affiliate") before the Closing. If any such assets are transferred as described in the preceding sentence, the Parties agree to enter into an amendment to this Agreement pursuant to which (a) Buyer would acquire the transferred assets directly from the Acquiring Affiliate at the Closing rather than from the transferring Seller; (b) the obligations and liabilities of QBermuda or QIreland hereunder with respect to such transferred assets would be assumed by the Acquiring Affiliate; and (c) Buyer would release QBermuda or QIreland, as applicable, if all of the QBermuda Assets or QIreland Assets, as the case may be, are transferred to the Acquiring Affiliate before the Closing as described in this Section 7.10.

7.11     Closing Date Financial Statements.

         (a) Within forty-five (45) days after the Closing, Bioglan shall deliver to Buyer a balance sheet of the Bioglan Pharmaceuticals operations of Quintiles consisting of all assets and liabilities of Bioglan and, to the extent relating to the Products, the assets and liabilities of QBermuda and QIreland, as of the Closing Date (the "Closing Date Balance Sheet"), and statements of earnings, statement of equity and cash flows of the Bioglan Pharmaceuticals operations of Quintiles consisting of all operations of Bioglan and, to the extent relating to the Products, the operations of QBermuda and QIreland, for the period from January 1, 2004 through the Closing Date (the "Audited Stub Period Financial Statements"), which financial statements shall be prepared in accordance with GAAP and Regulation S-X and be accompanied by the unqualified audit report of PricewaterhouseCoopers, who shall have audited such financial statements in accordance with generally accepted auditing standards.

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

         (b) By the later of Closing or August 1, 2004, Bioglan shall deliver to Buyer an unaudited balance sheet of the Bioglan Pharmaceuticals operations of Quintiles consisting of all assets and liabilities of Bioglan and, to the extent relating to the Products, the assets and liabilities of QBermuda and QIreland as of June 30, 2004 and unaudited statements of earnings, statement of equity and cash flows of the Bioglan Pharmaceuticals operations of Quintiles consisting of all operations of Bioglan and, to the extent relating to the Products, the operations of QBermuda and QIreland, for the six-month period ending June 30, 2004, which financial statements shall be prepared in accordance with GAAP and
Article 10 of Regulation S-X and be accompanied by a customary review report of PricewaterhouseCoopers, who shall have reviewed such financial statements in accordance with standards established by the American Institute of Certified Public Accountants set forth in Section AU722.

         (c) Sellers shall cooperate with Buyer, and shall use commercially reasonable efforts to gain the cooperation of PricewaterhouseCoopers, in the provision of appropriate consents to the filing with the SEC of the financial statements contemplated by this Agreement or relating to the transactions contemplated hereby and any other financial information or documents reasonably requested by Buyer in connection with its SEC filings or Section 2.8.

7.12 Certain Bioglan Obligations Net of Aggregate Reserves. Notwithstanding Sections 7.3(c) and 7.5(b), Bioglan's payment obligations under such Sections shall be limited to an amount equal to the excess of (a) amounts that would otherwise be payable under Sections 7.3(c) and 7.5(b) in the aggregate, over (b) the aggregate amount of reserves reflected on the Closing Date Balance Sheet for recalls, returns, credits, Chargebacks, rebates, and allowances for doubtful Accounts Receivable or similar items.

7.13 SEC No-Action Request. Within one Business Day after the date hereof, Buyer shall send a letter to the SEC in the form of Exhibit A (the "No-Action Request"). From the date hereof until the Closing or earlier termination of this Agreement, Buyer and Seller Indemnifying Parties agree to use their respective commercially reasonable best efforts (a) to cooperate with the other Parties and the SEC to obtain a written communication from the Staff of the SEC as contemplated by Section 8.4(b), and (b) to promptly respond to any request by the SEC for information concerning the No-Action Request. Each Party shall (i) promptly notify the other Parties of any written communication to that Party or its applicable Affiliate from the SEC concerning the No-Action Request and, subject to Legal Requirements, permit the other Parties to review in advance any proposed written communication to the SEC concerning the No-Action Request (and consider in good faith the views of the other Parties in connection therewith),
(ii) not agree to participate in any substantive meeting or discussion with any representative of the SEC concerning the No-Action Request (excluding unscheduled telephone calls received from any SEC representative; provided, however, unless believed in good faith to be impracticable, a Party shall ask such SEC representative to permit the other Parties to join in such telephone call) unless it consults with counsel to the other Parties in advance and, to the extent permitted by the SEC, gives the other Parties the opportunity to attend, and (iii) furnish the other Parties with copies of all correspondence, filings and written communications (or memoranda setting forth the substance of any oral communications of which a representative of the other Parties is not a recipient) between it or its representatives on one hand, and the SEC or its Staff on the other hand, with respect to the No-Action Request.

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7.14     Safety and Surveillance Call Center Services. Following the date hereof, Buyer and QIreland agree to negotiate in good faith an independent contractor arrangement, on QIreland's standard terms and conditions, pursuant to which QIreland would provide Buyer with safety and surveillance call center services with respect to the Products for a period of at least six (6) months following the Closing Date.

8.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE; CLOSING DELIVERIES

Buyer's obligation to purchase the Purchased Assets and assume the Assumed Liabilities and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

8.1 Accuracy of Representations. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date; except (i) to the extent that such representations and warranties are qualified by terms such as "material" or "Material Adverse Effect", in which case such warranties and representations shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date; and (ii) for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date).

8.2 Sellers' Performance. All of the covenants and agreements that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

8.3 Sellers' Closing Deliveries. Each of the following documents, duly executed by one or more of Sellers, as appropriate, must have been delivered to
Buyer:

         (a) the Bill of Sale for Bioglan;

         (b) the QBermuda Assignment and Assumption Agreement;

         (c) the QIreland Assignment and Assumption Agreement;

         (d) the Bioglan Assignment and Assumption Agreement;

         (e) the Patent Application Assignment;

         (f) letters or other appropriate documentation from Bioglan to the FDA (in accordance with 21 C.F.R. ss.314.72) or such other appropriate Governmental Body as may be necessary in connection with the notification of the transfer to Buyer of all rights of Bioglan in and to the Drug Authorizations;

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

         (g) the Trademark Assignment (including, to the extent not covered therein, an appropriate assignment instrument with respect to the ADOXA trademark application in Canada);

         (h) for each real property lease identified in Section 3.5 of the Disclosure Letter, an Assignment and Assumption of Lease (with landlord consent thereto) or such other appropriate document or instrument of transfer, each in form and substance reasonably satisfactory to Buyer;

         (i) appropriate assignment instruments for each of the domain names set forth in Section 2.1(a)(xii) of the Disclosure Letter;

         (j) an Officer's Certificate, dated as of the Closing, signed by a duly authorized officer of each of the Sellers, certifying that the conditions specified in Sections 8.1 and 8.2 have been fulfilled;

         (k) appropriate documents, in form and substance reasonably satisfactory to Buyer and in proper form for recording with the applicable Governmental Bodies, evidencing the release of all liens and encumbrances upon the Purchased Assets (other than Permitted Encumbrances and Encumbrances set forth in the Disclosure Letter);

         (l) a Secretary's Certificate of Bioglan, dated as of the Closing, certifying (i) that the attached copies of the requisite resolutions or actions of Bioglan's board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby were duly adopted and are in full force and effect; and (ii) as to the incumbency and signatures of the officers of Bioglan executing this Agreement and the other agreements, instruments or certificates delivered at the Closing;

         (m) a Secretary's Certificate of QBermuda, dated as of the Closing, certifying (i) that the attached copies of the requisite resolutions or actions of QBermuda's board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby were duly adopted and are in full force and effect; and (ii) as to the incumbency and signatures of the officers of QBermuda executing this Agreement and the other agreements, instruments or certificates delivered at the Closing;

         (n) a Secretary's Certificate of QIreland, dated as of the Closing, certifying (i) that the attached copies of the requisite resolutions or actions of QIreland's board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby were duly adopted and are in full force and effect; and (ii) as to the incumbency and signatures of the officers of QIreland executing this Agreement and the other agreements, instruments or certificates delivered at the Closing; and

         (o) a Secretary's Certificate of Quintiles, dated as of the Closing, certifying (i) that the attached copies of the requisite resolutions or actions of Quintiles' board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby were duly adopted and are in full force and effect; and (ii) as to

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

the incumbency and signatures of the officers of Quintiles executing this Agreement and the other agreements, instruments or certificates delivered at the Closing.

8.4      Financial Statements.

         (a) Sellers shall have delivered to Buyer: (i) the audited financial statements listed on Schedule 8.4 hereto, which shall have been prepared in accordance with GAAP and Rule 3-05 of Regulation S-X and be accompanied by the unqualified audit report of PricewaterhouseCoopers, who shall have audited such financial statements in accordance with generally accepted auditing standards; and (ii) the unaudited financial statements listed on Schedule 8.4 hereto, which shall have been prepared in accordance with GAAP and Article 10 of Regulation S-X and be accompanied by a customary review report of PricewaterhouseCoopers, who shall have reviewed such financial statements in accordance with standards established by the American Institute of Certified Public Accountants set forth in Section AU722. Neither the financial condition nor results of operations taken as a whole and as presented in such audited financial statements shall reflect a materially adverse change from the unaudited financial statements referred to in Section 3.3 with respect to the applicable dates and periods. The condition in the preceding sentence shall be deemed waived five (5) days after the delivery of the financial statements under this Section 8.4(a), unless Buyer notifies Sellers in writing specifying the basis for Buyer's good faith belief that such condition is not satisfied.

         (b) The Buyer shall have received a written communication from the Staff of the SEC which communication shall (i) provide that the Staff of the SEC will not recommend action against or with respect to Buyer that is based on the failure to include audited financial statements with respect to Bioglan Pharma Inc. (now known as BPI New Corp.) or Bioglan Pharma Plc in its Form 8-K to be filed with the SEC with respect to the transactions contemplated by this Agreement, for the period from February 1, 2001 through March 22, 2002 inclusive; or (ii) provide that the Staff of the SEC will not recommend action against or with respect to Buyer as provided in subsection (i) hereof but which also requires as a condition of such "no action" that Buyer include certain additional information in such Form 8-K, unless Buyer shall notify Sellers in writing that Buyer believes in good faith after consultation with Buyer's advisors and with Seller and its advisors that the inclusion of such additional information is materially impracticable for Buyer and Buyer reasonably exhausts avenues to have such materially impracticable conditions removed or modified; or
(iii) waive the requirement that Buyer include audited financial statements with respect to Bioglan Pharma Inc. or Bioglan Pharma Plc in its Form 8-K to be filed with the SEC with respect to the transactions contemplated by this Agreement, for the period from February 1, 2001 through March 22, 2002 inclusive. The satisfaction of the condition in this Section 8.4(b) shall not be affected by any condition or limitation in the SEC Staff's communication with respect to Buyer's being deemed not to be a timely filer or by Buyer being rendered unable to file registration statements under the Securities Act of 1933 or use Rules 505 or 506 of Regulation D thereunder.

8.5 No Material Adverse Effect. Since the date of this Agreement, there shall not have been, or there shall not have been any events or circumstances that, individually or collectively, would reasonably be expected to have, a Material Adverse Effect.

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8.6      No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Buyer any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, or making illegal any of the transactions contemplated hereby.

8.7 No Injunction. There must not be in effect any Legal Requirement or any injunction or other order issued by any Governmental Body that (a) prohibits consummation of any of the transactions contemplated hereby, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.8 HSR Act. The waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

8.9 Consents. Each of the consents identified in Section 8.9 of the Disclosure Letter shall have been obtained, shall be in full force and effect and shall be in reasonable and customary form and substance (it being understood that Sellers will consider and endeavor to address in good faith the views of Buyer as to the form and substance and that Buyer will not unreasonably withhold or delay responding to any form of consent proposed by Sellers).

9.       CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE; CLOSING
DELIVERIES

Sellers' obligation to sell the Purchased Assets and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

9.1 Accuracy of Representations. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date; except to the extent that such representations and warranties are qualified by terms such as "material" or "material adverse effect", in which case such warranties and representations shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

9.2 Buyer's Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

9.3 Buyer's Closing Deliveries. Buyer must have made the cash payments required to be made by Buyer pursuant to Section 2.3 and must have delivered the following documents, each duly executed by Buyer:

         (a) the QBermuda Assignment and Assumption Agreement;

         (b) the QIreland Assignment and Assumption Agreement;

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

         (c) the Bioglan Assignment and Assumption Agreement;

         (d) the Patent Application Assignment;

         (e) the Trademark Assignment;

         (f) letters or other appropriate documentation from Buyer to the FDA (in accordance with 21 C.F.R. ss.314.72) or such other appropriate Governmental Body as may be necessary in connection with the notification of the transfer to Buyer of all rights of Bioglan in and to the Drug Authorizations;

         (g) for each real property lease identified in Section 3.5 of the Disclosure Letter, an Assignment and Assumption of Lease or such other appropriate document or instrument of transfer, each in form and substance reasonably satisfactory to Seller;

         (h) an Officer's Certificate, dated as of the Closing, signed by a duly authorized officer of Buyer, certifying that the conditions specified in Sections 9.1 and 9.2 have been fulfilled; and

         (i) a Secretary's Certificate of Buyer, dated as of the Closing, certifying (i) that the attached copies of the requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby were duly adopted and are in full force and effect; and (ii) to the incumbency and signatures of the officers of Buyer executing this Agreement and the other agreements, instruments or certificates delivered at the Closing.

9.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against any Seller any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, or making illegal any of the transactions contemplated hereby.

9.5 No Injunction. There must not be in effect any Legal Requirement or any injunction or other order issued by any Governmental Body that (a) prohibits consummation of any of the transactions contemplated hereby, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.6 HSR Act. The waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

10.      TERMINATION

10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

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

         (a) by Buyer if (i) it is not in material breach of its obligations under this Agreement, (ii) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Sellers, and (iii) such breach has not been cured within thirty (30) days after written notice thereof to Sellers;

         (b) by Sellers if (i) Sellers are not in material breach of their obligations under this Agreement, (ii) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer, and (iii) such breach has not been cured within thirty (30) days after written notice to Buyer;

         (c) (i) by Buyer if (A) any of the conditions in Section 8 is or becomes impossible to satisfy (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition, and (B) all conditions required under Section 9 (other than Section
9.6 and conditions with respect to actions that Buyer would take at the Closing itself) have been satisfied or waived; or (ii) by Sellers if (A) any of the conditions in Section 9 is or becomes impossible to satisfy (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition, and (B) all conditions required under Section 8 (other than Section 8.8 and conditions with respect to actions that Sellers would take at the Closing itself) have been satisfied or waived;

         (d) by mutual written consent of Buyer and Sellers;

         (e) by Buyer if any Seller, or by Sellers if Buyer, becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against such Party and such proceeding shall continue without dismissal or stay for a period of thirty (30) consecutive days, or an order granting the relief requested in such proceeding shall be entered; or

         (f) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any Party (or its Affiliate) seeking to terminate this Agreement to comply with its obligations under this Agreement) on or before September 30, 2004.


10.2     Effect of Termination. Each Party's right of termination under
Section 10.1 is in addition to any other rights it may have under this Agreement, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 7.8, 11, 12.1, 12.3, 12.13 and 12.15 will survive.

11.      INDEMNIFICATION; REMEDIES

11.1 Survival. The representations, warranties, covenants, and agreements in this Agreement will survive the Closing, subject to Section 11.4. The right to indemnification or other remedy based on such representations, warranties, covenants, and agreements will not be affected by any investigation conducted, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreements; provided, however, that a Party shall not be entitled to indemnification under Section 11 hereof with respect to, and the other Parties shall not otherwise be liable for, any breach of any representation or warranty hereunder by such other Parties of which such first Party had Knowledge at or prior to the Closing.

11.2     Indemnification by Sellers. Subject to the other provisions of this
Section 11, including without limitation Section 11.9(a), Sellers and Quintiles (the "Seller Indemnifying Parties"), jointly and severally, will indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors and shareholders (collectively, the "Buyer Indemnified Parties") for any Damages, to the extent caused by or arising from (a) any breach of any representation, warranty, covenant or agreement of Sellers in this Agreement;
(b) the failure of Sellers to pay, perform and discharge all liabilities and obligations of Sellers that do not constitute Assumed Liabilities; (c) the manufacture, packaging, labeling, promotion, distribution, transportation, storage or sale of the Products by or on behalf of Sellers on or before the Closing Date or the use by patients of Products sold by or on behalf of Sellers on or before the Closing Date; or (d) any non-compliance with any "bulk transfer" or similar Legal Requirements in connection with the transactions contemplated hereby.

11.3     Indemnification by Buyer. Subject to the other provisions of this
Section 11, including without limitation Section 11.9(a), Buyer will indemnify and hold harmless Sellers and their Affiliates and their respective officers, directors and shareholders (collectively, the "Seller Indemnified Parties") for any Damages, to the extent caused by or arising from (a) any breach of any representation, warranty, covenant or agreement of Buyer in this Agreement; (b) the failure of Buyer to assume, pay, perform and discharge any Assumed Liabilities; or (c) the manufacture, packaging, labeling, promotion, distribution, transportation, storage or sale of the Products by or on behalf of Buyer after the Closing Date or the use by patients of Products sold by or on behalf of Buyer after the Closing Date.

11.4     Time Limitations.

         (a) Seller Indemnifying Parties will have no liability (for indemnification or otherwise) with respect to any matter described in Section 11.2(a) (other than (i) any breach of a representation or warranty under Sections 3.5 or 3.8, or (ii) any breach of any covenant or agreement in this Agreement to be performed or complied with after the Closing, as to which a claim may be asserted at any time prior to the expiration of the applicable statute of limitations) unless, within eighteen (18) months of the Closing Date, Buyer notifies Seller Indemnifying Parties in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer.

         (b) Buyer will have no liability (for indemnification or otherwise) with respect to any matters described in Section 11.3(a) (other than any breach of any covenant or agreement in this Agreement to be performed or complied with after the Closing, as to which a claim may be asserted at any time prior to the expiration of the applicable statute of limitations) unless, within eighteen
(18) months of the Closing Date, any Seller notifies Buyer in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by such Seller.

11.5     Limitations on Amount--Seller Indemnifying Parties.

         (a) Seller Indemnifying Parties will have no liability (for indemnification or otherwise) with respect to the matters described in Section
11.2 unless and until (i) the individual claim giving rise to any Damages exceeds Fifteen Thousand Dollars ($15,000) (a "Seller Indemnifiable Claim"), and
(ii) the aggregate amount of all Seller Indemnifiable Claims exceeds Seven Hundred Fifty Thousand Dollars ($750,000) (the "Seller Deductible Amount"), in which case Seller Indemnifying Parties shall be liable for the aggregate amount of all Seller Indemnifiable Claims in excess of the Seller Deductible Amount; provided, however, that Section 11.5(a)(ii) will not apply to any claims in respect of (A) Section 11.2(a) for breaches of Sections 3.5 or 3.8, (B) Section 11.2(a) for breach of any covenant or agreement in this Agreement to be performed or complied with after the Closing, (C) Section 11.2(b), or (D)
Section 11.2(c).

         (b) Notwithstanding anything to the contrary in this Section 11, except as set forth in Section 11.5(c), Seller Indemnifying Parties will have no liability (for indemnification or otherwise) with respect to the matters described in Section 11.2(a) (other than any Damages in respect of Section 11.2(a) for breach of any covenant or agreement in this Agreement to be performed or complied with after the Closing) once the aggregate dollar amount of all Damages indemnified under Section 11.2(a) for such matters equals nineteen percent (19%) of the Purchase Price.

         (c) Notwithstanding Section 11.5(b), Seller Indemnifying Parties will have no liability (for indemnification or otherwise) with respect to any Damages in respect of breaches of any representations or warranties in Sections 3.5 and 3.8, once the aggregate dollar amount of all Damages indemnified under Section 11.2(a) equals fifty percent (50%) of the Purchase Price.

11.6 Limitations on Amount--Buyer. Buyer will have no liability for indemnification with respect to breaches of representations and warranties under
Section 4 hereof or with respect to breach of any covenant or agreement in this Agreement to be performed or complied with on or prior to the Closing Date unless and until the individual claim giving rise to any Damages exceeds Fifteen Thousand Dollars ($15,000), in which case Buyer shall be liable for all Damages arising from such claim.

11.7     Procedure for Indemnification.

         (a) All claims for indemnification by a Buyer Indemnified Party or any Seller Indemnified Party (collectively, the "Indemnified Persons") pursuant to this Section 11 shall be made in accordance with the provisions of this Agreement.

         (b) If a Third Party asserts that an Indemnified Person is liable to such Third Party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Section 11, then such Indemnified Person may make a claim for indemnification pursuant to this Section 11 and shall be reimbursed in accordance with the applicable provisions of this Agreement for any such Damages for which it is entitled to indemnification pursuant to this
Section 11 (subject to the
right of the indemnifying Party to dispute the Indemnified Person's entitlement to indemnification under the applicable terms of this Agreement).

         (c) The Indemnified Person shall give prompt written notification to Seller Indemnifying Parties or Buyer, as the case may be, of the commencement of any Proceeding relating to a Third Party claim for which indemnification pursuant to this Section 11 may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying Seller Indemnifying Parties or Buyer, as the case may be, shall relieve Seller Indemnifying Parties or Buyer, as the case may be, of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within thirty (30) days after delivery of such notification, Seller Indemnifying Parties or Buyer, as the case may be, may, upon written notice thereof to the Indemnified Person, assume control of the defense of such Proceeding provided Seller Indemnifying Parties or Buyer, as the case may be, acknowledges in writing to the Indemnified Person that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such Proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this Section 11. If Seller Indemnifying Parties do not or Buyer does not, as the case may be, so assume control of such defense, the Indemnified Person shall control such defense. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such Proceeding and the defense thereof. The Indemnified Person shall not agree to any settlement of such Proceeding without the prior written consent of Seller Indemnifying Parties or Buyer, as the case may be, which shall not be unreasonably withheld. Seller Indemnifying Parties or Buyer, as the case may be, shall not agree to any settlement of such Proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld.

11.8     Satisfaction and Treatment of Indemnity Payments.

         (a) In the event that Seller Indemnifying Parties are required to provide indemnification hereunder to any Buyer Indemnified Parties, such indemnification obligation shall be paid to Buyer (for further distribution between Buyer and other Buyer Indemnified Parties as appropriate). Any payment made to Buyer pursuant to this Section 11 shall be treated as a reduction in the Purchase Price.

          (b) In the event that Buyer is required to provide indemnification hereunder to Seller Indemnified Parties, such indemnification obligation shall be paid to Bioglan (for further distribution among Bioglan, QBermuda, QIreland and other Seller Indemnified Parties as appropriate). Any payment made to Sellers pursuant to this Section 11 shall be treated as an increase in the Purchase Price.

11.9     Certain Other Limitations.

         (a) Damages Net of Insurance. Notwithstanding anything to the contrary in this Agreement, the amount of any Damages for which indemnification is provided under this Section 11 shall be net of any actual cash insurance recoveries. A Party shall have an obligation to use commercially reasonable best efforts to seek an insurance recovery. If a Party obtains a recovery, the Party's indemnity claim shall not be offset to the extent of the Party's expenses in obtaining such recovery.

         (b) No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IN NO EVENT SHALL ANY PARTY HERETO OR ITS AFFILIATES BE LIABLE TO ANY OTHER PARTY HERETO FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION ANY CLAIMS FOR DAMAGES BASED UPON LOST REVENUES OR PROFITS, HOWEVER CAUSED OR ON ANY THEORY OF LIABILITY.


11.10 Indemnification Exclusive Remedy. Buyer and Sellers acknowledge and agree that their sole and exclusive remedy with respect to any and all Damages relating to the subject matter of this Agreement, or otherwise regarding the transactions contemplated by this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 11 (subject to the next sentence). In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Seller Indemnifying Parties in law or equity, except such rights, claims and causes of action based upon Buyer's right to indemnification under this Agreement, and each Seller hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action each may have against Buyer in law or equity except such rights, claims and causes of action based upon each Seller's right to indemnification under this Agreement; provided, however, that in addition to such indemnification, the Parties may seek equitable remedies, including specific performance in accordance with applicable Legal Requirements (including, without limitation, any breach or threatened breach of Sections 7.8, 7.9 or 12.3 hereof); and provided, further, that this Section 11 shall not be deemed to limit the right of any Party to pursue indemnification or other remedies for claims for fraud or intentional misconduct.

12.      GENERAL PROVISIONS

12.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer shall pay the HSR Act filing fee; provided, however, that Sellers shall reimburse Buyer for fifty percent (50%) of the HSR Act filing fee at the Closing. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

12.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Buyer and Sellers jointly shall determine (subject to the next sentence). Unless consented to in advance by Buyer or Sellers, as the case may be, or required by Legal Requirements or the listing agreement for its publicly traded securities, prior to the Closing, Buyer and Sellers shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Buyer and Sellers will consult with each other concerning the means by which Bioglan's employees, customers, and suppliers and others having dealings with Bioglan will be informed of the transactions.

12.3     Confidentiality.

         (a) After the date of this Agreement, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and Sellers to maintain in confidence, and not use to the detriment of another Party any written, oral, or other information obtained in confidence from another Party in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with an applicable Legal Requirement or any Proceeding. If the transactions contemplated hereby are not consummated, each Party will return or destroy as much of such written information as the other Party may reasonably request.

         (b) If the transactions contemplated hereby are consummated, (i) all confidential information relating solely to the Purchased Assets shall be deemed to be information received in confidence from Buyer, and not to already have been known by Sellers, for purposes of this Section 12.3 and shall be held in confidence by Sellers and their Affiliates post-Closing pursuant to the requirements set forth in the first sentence of Section 12.3(a), and (ii) all confidential information relating in part to the Purchased Assets shall not be used by Sellers or their Affiliates to the detriment of Buyer and shall be maintained in confidence post-Closing by Sellers and their Affiliates in the same manner as Sellers and their Affiliates treat their other confidential information.

         (c) Notwithstanding the foregoing or any other express or implied agreement or understanding to the contrary, the Parties hereto and their respective employees, representatives, and other agents are authorized to disclose the tax treatment and tax structure of the transactions contemplated by this agreement (the "Transactions") to any and all Persons, without limitation of any kind. The Parties may disclose all materials of any kind (including opinions or other tax analysis) to the extent that they relate to the tax treatment and tax structure of the Transactions. This authorization is not intended to permit disclosure of any other information including (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the Transactions, (ii) the identities of participants or potential participants in the Transactions, (iii) the existence or status of any negotiations, (iv) any pricing information, (v) any financial information or historic Tax return information not relating to the tax treatment or tax structure of the Transactions or (vi) any other term or detail not related to the tax treatment or tax structure of the Transactions.

12.4 Notices. All notices and other communications provided for hereunder shall be in writing, shall specifically refer to this Agreement, shall be addressed to the receiving Party's address set forth below or to such other address as a Party may designate by notice hereunder, and shall be deemed to have been sufficiently given for all purposes (a) three (3) Business Days after being mailed by first class certified or registered mail, postage prepaid, (b) the next Business Day after being sent by nationally recognized overnight courier for next Business Day delivery, (c) personally delivered, or (d) made by telecopy or facsimile transmission with confirmed receipt.

If to Buyer:                        Bradley Pharmaceuticals, Inc.
                                    383 Route 46 West
                                    Fairfield, New Jersey 07004
                                    Attn:  Daniel Glassman, Chairman and CEO
                                    Fax:  (973) 575-5366

with a copy to (which
shall not constitute notice):       Epstein Becker & Green, P.C.
                                    250 Park Avenue
                                    New York, New York 10177
                                    Attn:  Theodore L. Polin
                                    Fax:  (212) 878-8622

If to Sellers or Quintiles:         Bioglan Pharmaceuticals Company
                                    c/o Quintiles Transnational Corp.
                                    Attn:  General Counsel
                                    4709 Creekstone Drive, Suite 200
                                    Durham, North Carolina, 27703
                                    Fax:  (919) 998-2090

                                    Quintiles Bermuda Ltd.
                                    c/o Quintiles Transnational Corp.
                                    Attn:  General Counsel
                                    4709 Creekstone Drive, Suite 200
                                    Durham, North Carolina, 27703
                                    Fax:  (919) 998-2090

                                    Quintiles Ireland Limited
                                    c/o Quintiles Transnational Corp.
                                    Attn:  General Counsel
                                    4709 Creekstone Drive, Suite 200
                                    Durham, North Carolina, 27703
                                    Fax:  (919) 998-2090

                                    Quintiles Transnational Corp.
                                    Attn:  General Counsel
                                    4709 Creekstone Drive, Suite 200
                                    Durham, North Carolina, 27703
                                    Fax:  (919) 998-2090

with a copy to (which
shall not constitute notice):       Smith, Anderson, Blount, Dorsett
                                      Mitchell & Jernigan, L.L.P.
                                    2500 Wachovia Capitol Center
                                    Raleigh, NC 27601
                                    Attn:  Christopher B. Capel
                                    Fax:  (919) 821-6800

12.5 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.6 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements (including, after the Closing, the Confidentiality Agreement) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or modified except by a written agreement duly executed by each of the Parties hereto.

12.8 Disclosure Letter. The information and disclosures in the Disclosure Letter are intended only to qualify and limit the representations, warranties and covenants of Sellers contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. The Section numbers in the Disclosure Letter correspond to the section numbers in this Agreement; provided, however, that any information disclosed therein under any Section number shall be deemed to be disclosed and incorporated in any other section of this Agreement where such disclosure would be apparent under the circumstances. Capitalized terms used but not defined in the Disclosure Letter shall have the same meanings given them in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.9 Assignments, Successors and No Third-Party Rights. No Party may assign this Agreement or any of its rights or obligations under this Agreement without the prior consent of the other Parties, and any purported assignment without a consent shall be void; provided, however, that Buyer shall be entitled to assign its rights hereunder to a wholly-owned subsidiary of Buyer, provided that such assignment shall not relieve Buyer of any of, and Buyer shall remain responsible for, its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

12.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11 Section Headings; Construction; Conflicts. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All bare references to "Section" or "Sections" without the accompanying words "of the Disclosure Letter" refer to the corresponding Section or Sections of this Agreement. All references to "hereof," "hereto" and "hereunder" shall refer to this Agreement. All references to "Bioglan employees," "employees of Bioglan" or phrases of similar import shall refer to the employees of Bioglan or Quintiles, as the case may be, that work for Bioglan's business. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. In the event of any conflict between the provisions of this Agreement and the provisions of the Bill of Sale, the QBermuda Assignment and Assumption Agreement, the QIreland Assignment and Assumption Agreement, the Bioglan Assignment and Assumption Agreement, the Patent Application Assignment and the Trademark Assignment, the provisions of this Agreement shall prevail.

12.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.13 Governing Law. This agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles. Each of Sellers and Quintiles expressly and irrevocably consents that any legal action or proceeding against it under, arising out of or in any manner relating to, this Agreement, or any other document delivered in connection herewith, may be brought in the United States District Court for the Southern District of New York. Buyer expressly and irrevocably consents that any legal action or proceeding against it under, arising out of or in any manner relating to, this Agreement, or any other document delivered in connection herewith, may be brought in the United States District Court for the Eastern District of North Carolina. With respect to the above jurisdictions, each of the Parties expressly and irrevocably (a) consents and submits to the non-exclusive personal jurisdiction of such court in any such action or proceeding, (b) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis, and (c) waives all rights, if any, to trial by jury with respect to any such action or proceeding. Nothing in this Section shall affect or impair in any manner or to any extent the right of any Party to commence legal proceedings or otherwise proceed against any other Party in any jurisdiction or to serve process in any manner permitted by law.

12.14 Execution of Agreement; Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of executed signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by email in portable digital format, or similar format, shall be deemed to be their original signatures for all purposes.

12.15 Attorney Fees. In the event that any dispute among the Parties to this Agreement should result in a Proceeding, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including without limitation, reasonable attorneys' fees and expenses.

                            [signature page follows]

              [Signature Page to Bioglan Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

                                      QUINTILES BERMUDA LTD.

                             By:      /s/ John Russell
                                      ------------------------------------------
                             Name:    John Russell
                             Title:   Vice President & Director


                                      QUINTILES IRELAND LIMITED

                             By:      /s/ Alasdair Macdonald
                                      ------------------------------------------
                             Name:    Alasdair Macdonald
                             Title:   Director


                                      BIOGLAN PHARMACEUTICALS COMPANY

                             By:      /s/ Tom Perkins
                                      ------------------------------------------
                             Name:    Tom Perkins
                             Title:   Vice President & Assistant Secretary


                                      QUINTILES TRANSNATIONAL CORP.
                                      (Solely for purposes of Sections 3.2, 5.3,
                                      5.4, 7.2, 7.8, 7.9, 7.13, 11, and 12)

                             By:      /s/ John Russell
                                       -----------------------------------------
                             Name:    John Russell
                             Title:   Executive Vice President & General Counsel


                                      BRADLEY PHARMACEUTICALS, INC.

                             By:      /s/ Daniel Glassman
                                      ------------------------------------------
                             Name:    Daniel Glassman
                             Title:   Chairman of the Board, Chief Executive
                                      Officer and President

                    List of Omitted Schedules and Attachments
                    -----------------------------------------

The following exhibits and attachments have been omitted from this filing:

Exhibit A                  Form of No-Action Request
Schedule 8.14              Financial Statements
Sellers' Disclosure Letter

Quintiles hereby agrees to furnish supplementally to the Commission a copy of any omitted exhibit or attachment upon the Commission's request.

                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

         This First Amendment (this "Amendment") to the Asset Purchase Agreement (the "Agreement") dated June 8, 2004, by and among Quintiles Bermuda Ltd., a Bermuda-registered company ("QBermuda"), Quintiles Ireland Limited, a company incorporated in the Republic of Ireland ("QIreland"), Bioglan Pharmaceuticals Company, a North Carolina corporation ("Bioglan"), and Bradley Pharmaceuticals, Inc., a Delaware corporation ("Buyer"), is made and dated as of the 10th day of August, 2004. Capitalized terms used herein that are not otherwise defined herein shall have the meanings given them in the Agreement.

         WHEREAS, the Parties entered into the Agreement pursuant to which Bradley is acquiring the Purchased Assets;

         WHEREAS, the Parties now desire to amend the Agreement in the manner set forth below;

         WHEREAS, Section 12.7 of the Agreement provides that the Agreement may be amended by a written agreement executed by each of the Parties;

         NOW, THEREFORE, for good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

         1. Section 2.4(a) of the Agreement is hereby deleted and replaced in its entirety as follows:

                  (a) all current liabilities reflected on the Balance Sheet, or any other current liabilities incurred by Bioglan in the ordinary course of business between the date of the Balance Sheet and the Closing Date (in each case other than accrued income taxes payable, current portion of indebtedness, and liabilities with respect to Bioglan employees as described in Section 7.1(e)) that (in either case) remain unpaid in the ordinary course of business at, and are not delinquent as of, the Closing;

         2. Section 7.11 of the Agreement is hereby deleted and replaced in its entirety as follows:

         7.11 Closing Date Financial Statements

                  (a) Within forty-five (45) days after the Closing, Bioglan shall deliver to Buyer a balance sheet of the Bioglan Pharmaceuticals operations of Quintiles consisting of all assets and liabilities of Bioglan and, to the extent relating to the Products, the assets and liabilities of QBermuda and QIreland, as of the Closing Date (the "Closing Date Balance Sheet"), and statements of earnings, statement of equity and cash flows of the Bioglan Pharmaceuticals operations of Quintiles consisting of all operations of Bioglan and, to the extent relating to the Products, the operations of QBermuda and QIreland, for the period from January 1, 2004 through the Closing Date (the "Audited Stub Period Financial Statements"), which financial statements shall be prepared in accordance with GAAP and Regulation S-X and be accompanied by the unqualified audit report of PricewaterhouseCoopers, who shall have audited such financial statements in accordance with generally accepted auditing standards.

                  (b) [Reserved].

                  (c) Sellers shall cooperate with Buyer, and shall use commercially reasonable efforts to gain the cooperation of PricewaterhouseCoopers, in the provision of appropriate consents to the filing with the SEC of the financial statements contemplated by this Agreement or relating to the transactions contemplated hereby and any other financial information or documents reasonably requested by Buyer in connection with its SEC filings or Section 2.8.

                  (d) With respect to 2003 quarterly financial data described in
         Section 1(c) of Schedule 8.4 and the financial statements to be reviewed by PricewaterhouseCoopers as described in Section 8.4(a) and
         Schedule 8.4, Quintiles shall, pursuant to an engagement letter, engage PricewaterhouseCoopers to conduct such review and such engagement letter shall include undertakings by PricewaterhouseCoopers to the effect that PricewaterhouseCoopers will communicate to Quintiles (i) any matters that come to the attention of PricewaterhouseCoopers as a result of the review that PricewaterhouseCoopers believes may require material modifications to such financial information to make it conform with GAAP, and (ii) if, for any reasons caused by or relating to the affairs or management of Sellers, PricewaterhouseCoopers is unable to complete its review. Quintiles shall notify Buyer promptly of any communications received from PricewaterhouseCoopers pursuant to the preceding sentence, but in any event no later than delivery of the related financial statements to Buyer. The requirement to deliver such reviewed financial statements under this Agreement shall not be deemed satisfied if any matters described in clauses (i) and (ii) of this
         Section 7.11(d) are communicated by PricewaterhouseCoopers to Quintiles.

         3. Section 8.4(a) of the Agreement is hereby deleted and replaced in its entirety as follows:

         8.4 Financial Statements.

         (a) Sellers shall have delivered to Buyer: (i) the audited financial statements listed on Schedule 8.4 hereto, which shall have been prepared in accordance with GAAP and Rule 3-05 of Regulation S-X and be accompanied by the unqualified audit report of PricewaterhouseCoopers, who shall have audited such financial statements in accordance with generally accepted auditing standards; and (ii) the unaudited financial statements listed on Schedule 8.4 hereto, which shall have been prepared in accordance with GAAP and Article 10 of Regulation S-X (including appropriate footnote disclosure) and be reviewed by PricewaterhouseCoopers in accordance with the standards established by the Public Company Accounting Oversight Board ("PCAOB"). Neither the financial condition nor results of operations taken as a whole and as presented in such audited financial statements shall reflect a materially adverse change from the unaudited financial statements referred to in Section 3.3 with respect to the applicable dates and periods. The condition in the preceding sentence shall be deemed waived five (5) days after the delivery of the financial statements under this
         Section 8.4(a), unless Buyer notifies Sellers in writing specifying the basis for Buyer's good faith belief that such condition is not satisfied.

         4. Section 11.3 to the Agreement is hereby deleted and replaced in its entirety as follows:

         11.3 Indemnification by Buyer. Subject to the other provisions of this
         Section 11, including without limitation Section 11.9(a), Buyer will indemnify and hold harmless Sellers and their Affiliates and their respective officers, directors and shareholders (collectively, the "Seller Indemnified Parties") for any Damages, to the extent caused by or arising from (a) any breach of any representation, warranty, covenant or agreement of Buyer in this Agreement; (b) the failure of Buyer to assume, pay, perform and discharge any Assumed Liabilities; or
         (c) the manufacture, packaging, labeling, promotion, distribution, transportation, storage or sale of the Products by or on behalf of Buyer or any of its Affiliates after the Closing Date or the use by patients of Products sold by or on behalf of Buyer or any of its Affiliates after the Closing Date.

         5. Schedule 8.4 of the Agreement is hereby deleted and replaced in its entirety with Attachment A hereto.

         6. Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain unimpaired, unaffected, and unchanged in every particular as set forth in the Agreement.

                            [signature page follows]

     [Signature Page to First Amendment to Bioglan Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

                                      QUINTILES BERMUDA LTD.

                                      /s/ John S. Russell
                                      ------------------------------------------
                                      John S. Russell
                                      Vice President & Director


                                      QUINTILES IRELAND LIMITED

                                      /s/ Alasdair Macdonald
                                      ------------------------------------------
                                      Alasdair Macdonald
                                      Director


                                      BIOGLAN PHARMACEUTICALS COMPANY

                                      /s/ Thomas C. Perkins
                                      ------------------------------------------
                                      Thomas C. Perkins
                                      Vice President


                                      QUINTILES TRANSNATIONAL CORP.

                                      /s/ John S. Russell
                                      ------------------------------------------
                                      John S. Russell
                                      Executive Vice President & General Counsel


                                      BRADLEY PHARMACEUTICALS, INC.

                                      /s/ R. Brent Lenczycki
                                      ------------------------------------------
                                      R. Brent Lenczycki
                                      Chief Executive Officer & Vice President

                    LIST OF OMITTED SCHEDULES AND ATTACHMENTS


The following attachment has been omitted from this filing:

                  Attachment A              Schedule 8.4

Quintiles hereby agrees to furnish supplementally to the Commission a copy of any omitted schedule or attachment upon the Commission's request.